Exhibit 10.21

PAPA JOHN’S

FRANCHISE AGREEMENT

STANDARD RESTAURANT

Franchisee:	PRB I LLC

Store No. 4543

(i)

20.	Obligations upon Transfer, Termination or Expiration	42

21.	Independent Contractor; Indemnification	45

22.	Your Representations	45

23.	ENFORCEMENT	46

24.	Notices	49

25.	Miscellaneous	50

EXHIBIT A – ADDENDUM TO LEASE		A-1

EXHIBIT B – ASSIGNMENT OF TELEPHONE NUMBERS, LISTINGS AND ELECTRONIC CHANNELS		B-1

EXHIBIT C – LETTER OF INTENT		C-1

(ii)

PAPA JOHN’S

FRANCHISE AGREEMENT

SINGLE LOCATION FRANCHISE

THIS FRANCHISE AGREEMENT (“Agreement”) is made as of the “Effective Date” (as defined in Section 25.(k)), by and between PAPA JOHN’S INTERNATIONAL, INC., a Delaware corporation (“we”, “us” or “Papa John’s”), and PRB I LLC, a Delaware limited liability company (“you”). If you are a corporation, limited liability company, partnership or other business entity, certain provisions of the Agreement also apply to your owners and will be noted.

RECITALS:

A.           We and our Affiliates (as defined in Section 25.(e)) have expended time, money and effort to develop a unique system for operating retail restaurants devoted primarily to carry-out and delivery of pizza and other food items. The chain of current and future Papa John’s restaurants is referred to as the “Papa John’s Chain” or the “Chain.”

B.           The Chain is characterized by a unique system which includes: special recipes and menu items; distinctive design, decor, color scheme and furnishings; software and programs; standards, specifications and procedures for operations; systems for communicating with us, suppliers and customers; procedures for quality control; training assistance; and advertising and promotional programs; all of which we may improve, amend and further develop from time to time (the “System”).

C.           We identify our goods and services with certain service marks, trade names and trademarks, including “Papa John’s,” “Papa John’s Pizza” and “Pizza Papa John’s and Design” (the Papa John’s Logo) as well as certain other trademarks, service marks, slogans, logos and emblems that have been or may be designated for use in connection with the System from time to time (the “Marks”).

D.           You now desire to enter into this Agreement regarding the operation of one Papa John’s restaurant under the System and the Marks at the location listed below (the “Restaurant”).

E.           We have agreed to grant you a franchise for the Restaurant on the terms and conditions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.          Grant. Subject to the terms and conditions of this Agreement and your continuing faithful performance, we hereby grant to you the non-exclusive right and franchise (the “Franchise”) to operate a retail restaurant under the System and the Marks to be located at the location specified in Section 25.(m). Pursuant to this grant, you, at your own expense, must construct or remodel, and equip, staff, open and operate the Restaurant at the Location. Unless otherwise agreed in writing by us, you must commence operating the Restaurant within 60 days after the Effective Date of this Agreement and use best efforts to operate such business in accordance with this Agreement for the Term (defined below). Approval of the Location by us does not constitute an assurance, representation or warranty of any kind, expressed or implied, as to: (i) the suitability of the Location for a Papa John’s Restaurant; (ii) the successful operation of the Restaurant; or (iii) for any other purpose. Our approval of the Location indicates only that we believe it complies with acceptable minimum criteria that we establish solely for our purposes at the time of the evaluation. Unless we otherwise approve, the Franchise applies only to the Location and the operations of the Restaurant must be carried on only from the Location.

2.          Term, Renewal and Expiration.

(a)          Initial Term. The initial term of the Franchise is 10 years from the Effective Date of this Agreement, unless terminated earlier as provided in this Agreement (the “Initial Term”).

(b)          Term. As used in this Agreement, “Term” means the Initial Term, the Renewal Term or any extension of either of them, as the case may be.

(c)          Renewal of Franchise. This Agreement does not automatically renew upon the expiration of the Initial Term. However, you have an option to renew the Franchise for one additional 10 year term (the “Renewal Term”) upon the expiration of the Initial Term if, and only if, each and every one of the following conditions has been satisfied:

(i)          You give us written notice of your desire to renew the Franchise not less than 3 months nor more than 6 months before the end of the Initial Term. If we have not received notice from you of your desire to renew within such period, we may, in our sole discretion, notify you and provide you a 30 day grace period within which to submit the renewal notice.

(ii)         There is no uncured default by you under this Agreement, if there is any outstanding default under Section 19.(c) it must be cured within the time period specified in Section 19; and all your debts and obligations to us and our Affiliates under this Agreement or otherwise must be current, including your obligations to the Marketing Fund (as defined in Section 8.(b)) and each Cooperative (as defined in Section 8.(a)(i)(B)) of which you are a member.

(iii)        You promptly execute and deliver to us a new Papa John’s Franchise Agreement, which Franchise Agreement will supersede this Agreement in all respects, and the terms and conditions of which may differ from this Agreement, provided such Franchise Agreement will provide for a term of 10 years.

(iv)        We then continue to have franchisees operating under the Marks, or we operate directly under the Marks, Papa John’s restaurants in the state in which the Restaurant is located and have all required documents filed and all necessary approvals to offer Papa John’s franchises in that state. Any decision to withdraw from one or more states will be based on reasonable factors, and should we make such a decision, you may continue to operate the Restaurant without being in violation of Sections 16.(a) or 16.(c), provided that you cease using all of our Marks and properly de-identify the premises.

(v)         You pay us a renewal fee in the amount of $4,000.

(vi)        You and we execute and deliver a general release, in the form we prescribe, provided, our release of you will not include a release of any fees or royalties due under this Agreement or any amounts due to us, PJFS or any of our other Affiliates for products or services provided or otherwise payable to us, PJFS or any of our other Affiliates in the ordinary course of business.

(vii)       You make, or provide for in a manner reasonably satisfactory to us, such renovation and re-equipping of the Restaurant as may be necessary or appropriate to reflect the then-current standards and image of the System, including renovation or replacement of signs, equipment, furnishings, fixtures and decor; provided that substantial renovation and re-equipping will not be required if you have substantially renovated the Restaurant within the 3-year period immediately preceding the end of the Initial Term.

3.          Franchise Fees and Payments.

(a)          Initial Franchise Fee and Royalties. In consideration of the grant of the Franchise, you must pay to us the following fees:

(i)          an Initial Franchise Fee of $25,000, which must be paid upon the execution of this Agreement and which is deemed fully earned and non-refundable, unless waived pursuant to your qualification for a development incentive program;

(ii)         a continuing royalty (the “Royalty”) of 5% of the “Net Sales” of the Restaurant for each “Period” (as defined in Section 13.(b)), subject to waiver or reduction pursuant to your qualification for a development incentive program. Regardless of the date upon which this Agreement is executed, the royalty rate may be increased by us at any time, provided: (A) we may increase the Royalty only if and to the extent that our form of Franchise Agreement being offered to new Papa John’s franchisees at the time of the increase provides for the increased Royalty; and (B) the Royalty rate cannot exceed 6% during the Initial Term. Net Sales means the gross revenues of the Restaurant from sales of approved products and provision of approved services (including revenues from special or promotional sales efforts such as Groupon, Living Social or other discounted sales programs, delivery services or any other revenue-generating activity carried at, from or in connection with operation of the Restaurant and regardless of whether such sales are evidenced by cash, check, credit, charge account, gift card or otherwise), less: (a) sales tax collected on such sales and paid to the state or other local taxing authority; (b) any documented refunds actually paid to customers (if such amounts were originally included in calculating Net Sales); and (c) proceeds from sales of used furniture and fixtures and similar sales not in the ordinary course of business. The Royalty is due on the 10th day of the month following each Period; and

(iii)        a continuing internet and digital ordering system transaction fee (“Digital Fee”) of 1.75% of each Period’s Net Sales of the Restaurant that arise from customer orders received via the internet through our internet/digital ordering system (“Digital Orders”), provided, the Digital Fee may be increased or decreased by a board consisting of the same members of the Board of the Marketing Fund. The fee generally will be set high enough to cover our ongoing costs plus new capital expenditures each year in maintaining and operating the on-line/digital ordering system, provided: (A) we will contribute any revenue in excess of these costs to the Marketing Fund; and (B) any shortfall of revenue will be carried forward as a deficit and retired from future Digital Fee revenues. The Digital Fee is due on the 20th day of the month following each Period.

(b)          Alternative Ordering. We may develop or contract with third parties to develop centralized or technology based methods of taking and delivering orders in addition to the online and digital system that we currently operate (collectively “Alternative Ordering Systems”). These may become mandatory and may require you to spend money to add or replace equipment, wiring, hardware and software, to pay licensing fees or to incur other costs. To the extent these products and services are owned by us or provided to you by us, we may charge up front and/or ongoing fees. However, to the extent that all the direct and indirect costs to develop, test and implement an Alternative Ordering System are paid from the Digital Fee, then such up-front and ongoing fees charged by us would be intended only to cover our ongoing expenses, including direct costs and reasonable allocations. Regardless of the sources of funds to develop any Alternative Ordering System, we are and will be the sole owner of all direct and related rights and assets, including software and hardware, intellectual property and all data generated by the Alternative Ordering Systems or as a result of their use, but excluding hardware or equipment that you purchase directly for the purpose of gaining access to the Alternative Ordering System (including computers and kiosks).

(c)          Papa Card Fees. You are required to accept customer cash cards (“Papa Card(s)”) administered by Papa Card, Inc., a subsidiary of the Marketing Fund. We will debit or credit your bank account on a weekly basis for the net amount of Papa Card purchase or redemption transactions. Upon redemption of a Papa Card balance, or portion thereof, for purchases from your Restaurant, you are required to pay a percentage of the amount of Papa Card redemption transactions, including tax and gratuities, to Papa Card, Inc. on a weekly basis. We will debit your bank account monthly for the amount of Papa Card transaction fees. The percentage to be paid will be set by the Board of Papa Card, Inc. from time to time; provided the rate cannot be less than 1½% nor more than 2% without our written approval.

(d)          Taxes. If the state in which the Restaurant is located (or a local taxing authority within the state) imposes a sales tax, use tax, gross receipts compensating tax or similar tax on the Initial Franchise Fee, the Royalty or the Digital Fee, we will collect such tax from you in addition to the amount set forth or determined as provided herein and remit the amount of the tax directly to the taxing authority. This does not include income taxes imposed on us, for which we are solely responsible.

(e)          Payments.

(i)          At least 10 days before opening the Restaurant (and thereafter as requested by us), you must execute and deliver to us, our bank(s) and your bank, as necessary, all forms and documents that we may request to permit us to debit your bank account, either by check, via electronic funds transfer or other means utilizing the “Information System” (as defined in Section 10.(c)) or by such alternative methods as we may designate (“Payment Methods”). You must comply with all procedures specified by us from time to time, and/or take such reasonable actions as we may request to assist in any of the Payment Methods. We may use the Payment Methods to collect the amount of each Period’s Royalty, Digital Fee and any other amounts due to us, our Affiliates, the Marketing Fund or Papa Card, Inc. under this Agreement or otherwise, including, but not limited to, amounts owed to us and/or our Affiliates in connection with: (A) Marketing Fund contributions; (B) purchases from “PJFS” (as defined in Section 12.(b)) and all of our other Affiliates; and (C) Papa Card purchase and balance increase transactions by customers. You must complete and provide to us any tax forms or other instruments or documents necessary or appropriate to give effect to the terms and provisions of this Agreement, including an IRS Form W-9.

(ii)         We will determine your Net Sales for each Period via the Information System, or if we are unable to do so, we may estimate the Net Sales of the Restaurant for such Period and debit your bank account the amount of the Royalty, Digital Fee and Marketing Fund contribution based on such estimate. If an estimate results in an overpayment, the amount of the overpayment will be deducted from the next Period’s Royalty, Digital Fee and Marketing Fund contribution. Any deficiency resulting from such estimate may be added to the next Royalty, Digital Fee and/or Marketing Fund contribution payment(s) due and debited against your bank account. If, at any time, we determine that you have underreported the Restaurant’s Net Sales, or underpaid any Period’s Royalty, Digital Fee, Marketing Fund contributions or payments to any of our Affiliates, we are authorized to immediately debit your account for these amounts by any of the Payment Methods. Any amounts of the Royalty, any other sums or fees owed to us or Marketing Fund contributions that are not paid when due bear interest until paid at the rate of twelve percent (12%) per annum. Late charges, interest or other credit terms relating to your purchase of goods or services from our designated suppliers, including our Affiliates, will be as determined by the policies of the applicable supplier from time to time.

(iii)        You must notify us at least 30 days before closing or making any change to the account against which such debits are to be made. If such account is closed or ceases to be used, you must immediately provide all documents and information necessary to permit us to debit the amounts due from an alternative account. You acknowledge that these requirements are only a method to facilitate prompt and timely payment of amounts due and do not affect any obligation or liability for amounts owed. If for any reason your account cannot be electronically debited, you must submit payments by wire transfer or check (certified or cashier’s check if requested by us) on or before the dates when due. You must indemnify and hold us harmless from and against all damages, losses, costs and expenses resulting from any dishonored debit against your account, regardless whether resulting from the act or omission of you or your bank; provided that you are not obligated to indemnify us for any dishonored debit caused by our negligence or mistake.

(iv)        Notwithstanding the commencement of any “Insolvency Proceeding” (as defined in Section 25.(a)) by or against you, you must: (A) comply with the Payment Methods described above; (B) use your best efforts to obtain court approval of the Payments Methods as may be necessary or otherwise requested by us; and (C) seek such court approval as expeditiously as possible, but in no event later than five business days after the commencement of such Insolvency Proceeding.

4.          Franchisor Services. We will provide to you the following services:

(a)          specifications for the design of the Restaurant and related facilities to be used in the operation of the Restaurant;

(b)          specifications for fixtures, furnishings, decor, communications and computer hardware and software, signs and equipment;

(c)          the names and addresses of designated and approved suppliers, and standards and specifications for (i) all food products, beverages, ingredients and cooking materials sold from or used in the operation of the Restaurant, and (ii) all containers, boxes, cups, packaging, menus, uniforms and other products and materials used in connection with the operation of the Restaurant;

(d)          our supervision and periodic inspections and evaluations of your operation, as described more fully in Section 11.(j), which supervision, inspections and evaluations may be conducted at such times and in such manner as we reasonably determine;

(e)          communication to you of information relating to the operation of a Papa John’s restaurant to the extent we deem it necessary or pertinent;

(f)          operation of the online and digital ordering system, which enables customers to place orders online via internet and mobile application access to our website; and

(g)          preparation and presentation to the Board of the Marketing Fund of an annual budget for their input and approval.

5.          Territorial Provisions.

(a)          Territory. Subject to the provisions of this Section 5, we will not locate nor license another to locate a Papa John’s restaurant within a one and one-half mile radius of the Location OR a one-half mile radius in certain densely populated urban areas (the “Territory”), except that: (i) venues suitable for non-traditional Papa John’s operations, such as but not limited to, enclosed malls, institutions (such as hospitals, colleges, universities or other schools), airports, parks (including theme parks), military bases and sports arenas or stadiums, train stations, travel plazas, and entertainment venues (collectively “Non-Traditional Locations”) that are subject to exclusive food vending rights of third parties are excluded from protection within the Territory; and (ii) we may open non-traditional Papa John’s restaurants, or franchise the right to open non-traditional Papa John’s restaurants to other persons at any such Non-Traditional Locations, regardless of where they are located. No delivery services will be permitted from non-traditional restaurants, except as otherwise agreed by you and us. If this Agreement is signed pursuant to a Development Agreement between you and us, in no event will the Territory extend outside the boundaries of the “Development Area” as defined in the Development Agreement and neither termination nor expiration of the Development Agreement will alter this limitation. We do not warrant or represent that no other Papa John’s restaurant will solicit or make any sales within the Territory, and you expressly acknowledge that such solicitations or sales may occur within the Territory. We have no duty to protect you from any such sales, solicitations, or attempted sales. You recognize and acknowledge that: (i) you will compete with other Papa John’s restaurants that are now, or that may in the future be, located near or adjacent to your Territory; and (ii) that such Papa John’s restaurants may be owned by us, our Affiliates or third parties. If you relocate the Restaurant, the Territory in our sole discretion may be reduced, changed, altered or restricted. We make no assurance that the Territory specified herein will be applicable to the new location, even though we have approved the new location.

(b)          Alternative Ordering Systems Area. We will by necessity define the trade area for the Restaurant for Alternative Ordering Systems (“Alternative Order Area”) and such trade area may be significantly different than the Territory and may change from time to time. You must use reasonable efforts not to solicit sales within the defined Alternative Ordering trade area of another Papa John’s restaurant. However, you acknowledge that such solicitations and sales may occur in your trade area, including advertising spillover, directories, electronic media, direct mail drops by sector or ZIP code and other advertising and that we have no duty to monitor, control or stop such advertising, solicitations or sales. In determining to which Papa John’s restaurant an online, digital or other Alternative Ordering System order will be routed, we will consider such matters as we reasonably deem material, including: existing trade or delivery areas of Papa John’s restaurants in geographic proximity to the address or customer placing the order; demographic characteristics of the location of such proximate Papa John’s restaurants; traffic patterns and similar factors affecting delivery efficiency; the opening or closing of other Papa John’s restaurants; and other commercial characteristics of geographically proximate Papa John’s restaurants (collectively, the “Commercial Considerations”). You acknowledge that such Commercial Considerations may result in changes that remove particular addresses or groups of addresses or particular customers or groups of customers from routing to your Restaurant and that online, digital or other systematized orders from such addresses, groups of addresses, customers, or groups of customers may be re-routed to other Papa John’s restaurants that are now, or that may in the future be, located near or adjacent to your Restaurant, and that such Papa J ohn’s restaurants may be owned by us, our Affiliates or third parties. You acknowledge that if you relocate the Restaurant, the routing of online, digital or systematized orders to your Restaurant may, in our sole discretion, be reduced, changed, altered or restricted, even though we have approved the new location for the Restaurant. Subject to any factors that are unique to electronic ordering or to our specific Alternative Ordering System, we will consider the same factors in changing the Restaurant’s Alternative Order Area as set forth in Section 5.(e). Provided we use reasonable judgment in considering these factors, you waive all rights to bring any claim or cause of action against us for lost sales or profits as a result of our definition of your Alternative Order Area, including any changes made from time to time.

(c)          Other Businesses. We reserve the right, either directly and/or through Affiliates, to operate, franchise, or license others to operate or franchise, restaurants or other food related establishments or businesses other than Papa John’s restaurants and we and our Affiliates may do so within the Territory, provided, that such restaurants or food establishments or businesses do not sell pizza on a delivery basis, or primarily on a carry-out basis. We also reserve the right to develop, market and conduct any other business under the Marks or any other trademark.

(d)          Other Methods of Distribution. We reserve the right, directly or through third parties, to manufacture or sell, or both, within and outside your Territory, pizza and other products that are the same as or similar to those sold in Papa John’s restaurants using brand names that are the same as or similar to the Marks, through any channel of distribution, provided that such items are not sold through restaurants or on a ready-to-eat basis. We will pay 30% of the “Net Revenue” from such other methods of distribution to the Marketing Fund, to one or more co-ops or to a particular Papa John’s restaurant, in our reasonable discretion. “Net Revenues” means amounts paid to us less costs of securing such revenues, including costs to manufacture, market and distribute such items, lease or location costs, shelving fees, commissions, product costs, marketing and overhead. Such payment together with the amount to be contributed from Partnership Marketing pursuant to Section 8.(k) are limited to $5.0 million in any fiscal year. These contributions will be made on at least an annual basis no later than March 1st of the immediately following calendar year. You acknowledge that these amounts may be spent nationally, regionally or locally and that there is no obligation that the funds be spent in the area where the revenues were generated.

(e)          Impact Mitigation. In exercising our rights to open and to franchise or license others to open Papa John’s restaurants under Section 5.(a), we will take commercially reasonable steps to balance the impact to the sales and profitability of the Restaurant (measured as of the date 12 months after the opening of a new restaurant) with our duties to our shareholders and other franchisees to expand the Chain. We will rely on, among other factors, growth or other changes in population or demographic factors, changes to the System, new technologies, competitor actions, advice or reports from third party experts we hire. We will also give consideration to any report prepared by a third party hired by you, provided such third party is independent and qualified to analyze new unit impact in the QSR/delivery segment.

6.          Premises.

(a)          Leased Premises. If the premises where the Restaurant will be operated (the “Premises”) are leased, you must submit to us copies of the executed signature pages of all such leases immediately after signing and copies of the full leases and any exhibits and addendum at such other times as we may request. The term of all leases plus all options for you to renew must together equal or exceed the Term. All leases pertaining to the Premises must also include an Addendum in the form of Exhibit A attached hereto, or contain terms and conditions that we approve as substantially similar to those contained in Exhibit A. A copy of the executed Addendum must also be submitted to us.

(b)          Owned Premises. If you own the Premises, you must submit to us proof of ownership. If you decide to sell the Premises together with the Restaurant at any time before the expiration or termination of the Franchise Agreement, you must notify us of your intention. We have a right of first refusal to purchase the Premises on the same terms and conditions as set forth in Section 14.(c)(i). If the sale will also involve a relocation of the Restaurant, you must submit to us for our approval your proposed plans (including copies of any proposed lease or contract of purchase) for an alternate location.

(c)          Premises Identification. Regardless of whether you own or lease the Premises, you must, within ten days after the expiration or termination of the Franchise Agreement, remove all signs and other items and indicia that serve, directly or indirectly, to identify the Premises as a Papa John’s restaurant and make such other modifications as are reasonably necessary to protect the Marks and the Papa John’s System, and to distinguish the Premises from Papa John’s restaurants. To enforce this provision, we may pursue any or all remedies available to us under applicable law and in equity, including injunctive relief. Your obligation is conditioned upon our giving you prior notice of the modifications to be made and the items removed.

(d)          Suitability of Premises. Regardless of whether the Premises are owned or leased, it is your responsibility to determine that the Premises can be used, under all applicable laws and ordinances, for the purposes provided herein and that the Premises can be constructed or remodeled in accordance with the terms of this Agreement and you must obtain all permits and licenses that may be required to construct, remodel and operate the Restaurant. You must not use the Premises for any purpose other than the operation of the Restaurant in compliance with this Agreement.

(e)          Relocation; Assignments. You must operate the Restaurant pursuant to the Franchise only from the Premises at the Location unless we agree otherwise in writing. You may not, without first obtaining our written consent: (i) relocate the Restaurant; or (ii) renew or materially alter, amend or modify any lease, or make or allow any transfer, sublease or assignment of your rights under any lease or owned location pertaining to the Premises. We will not unreasonably withhold our consent. You must give us notice not less than 30 days before any of the foregoing. We may require you to relocate the Restaurant to another location upon: (A) expiration of the original term or any extension or renewal of your lease; or (B) any significant damage to the Premises or surrounding areas, or other event that would provide you with an option or right to terminate the lease. We will not, however, require relocation if you prefer to remain at the same location, provided that you demonstrate to our reasonable satisfaction that: (i) the trade area and location meet our then-current criteria for new restaurants; and (ii) you can restore the Premises to our then-current standards and agree to do so in writing if approved. You must give us notice not less than 60 days before the expiration of your lease, and you must give us written notice within five days after the occurrence of any event covered by (B) above. Our right to require you to relocate is conditioned upon: (1) the availability of a location approved by us for such relocation; (2) our offering to extend the Term of this Agreement for not less than five years, or at our option, offering to enter into our then-current form of franchise agreement (which will include an initial term of not less than 10 years); and (3) the Territory (as measured from the new location) not extending into the “Territory” of any other Papa John’s Pizza franchisee. YOU ACKNOWLEDGE THAT SUCH RELOCATION, IF REQUIRED, WOULD INVOLVE SUBSTANTIAL ADDITIONAL INVESTMENT BY YOU DURING THE TERM OF THIS AGREEMENT, AND MAY INCLUDE AN OBLIGATION TO LEASE OR BUY LAND, CONSTRUCT A FREE-STANDING BUILDING, INSTALL LEASEHOLD IMPROVEMENTS AND/OR PURCHASE NEW EQUIPMENT AND SIGNAGE.

7.          Proprietary Marks; Copyright.

(a)          Ownership of Copyrights. We may authorize you to use certain copyrighted or copyrightable works (the “Copyrighted Works”), including the Manuals and the “Proprietary Programs” (as defined in Section 10.(c)(i)(A)(2)). The Copyrighted Works are our valuable property; and your rights to use the Copyrighted Works are granted to you solely on the condition that you comply with the terms of this Agreement. We may further create, acquire or obtain licenses for certain copyrights in various works of authorship used in connection with the operation of the Restaurant, all of which are deemed to be Copyrighted Works under this Agreement. Such Copyrighted Works include the materials and information provided to you by us for use in the operation of the Proprietary Programs. You will not undertake to obtain patent or copyright registration or otherwise assert proprietary rights to the Proprietary Programs or any data generated by the use of the Proprietary Programs or any portion thereof. Copyrighting of any material by us is not to be construed as causing the material to be public information. You must cause all copies of the Proprietary Programs and any data in your possession generated by use of the Proprietary Programs to contain an appropriate copyright notice or other notice of proprietary rights specified by us. All data provided by you, uploaded to our system from your system, and/or downloaded from your system to our system is and will be owned exclusively by us, and we will have the right to use that data in any manner that we deem appropriate without compensation to you.

(b)          Ownership; Use by Others. We are the sole and exclusive owner of: (i) the Marks and all goodwill associated with or generated by use of the Marks; (ii) the Copyrighted Works; and (iii) any and all data generated by use of the Copyrighted Works. All works of authorship related to the System that are created in the future will be owned by, or licensed to, us or our Affiliates. Your use of the Copyrighted Works and the Marks does not vest you with any interest therein other than the non-exclusive license to use the Copyrighted Works and Marks granted in this Agreement. You must execute any documents that we or our counsel deem necessary for the protection of the Copyrighted Works or the Marks or to maintain their validity or enforceability, or to aid us in acquiring rights in or in registering any of the Marks or any trademarks, trade names, service marks, slogans, logos or emblems that we subsequently adopt. You will give notice to us of any knowledge that you acquire concerning any actual or threatened infringement of the Copyrighted Works or the Marks, or the use by others of names, marks or logos that are the same as or similar to the Marks. You shall cooperate with us in any suit, claim or proceeding involving the Marks or the Copyrighted Works or their use to protect our rights and interests in the Marks or the Copyrighted Works. We, in our sole discretion, are entitled to control all decisions concerning the Marks or the Copyrighted Works.

(c)          Use of Marks. You are authorized to use the Marks only in connection with the operation of the Restaurant at the Location specified herein and only in the manner that we authorize. Your right to use the Marks is limited to use during the Term of this Agreement and in compliance with specifications, procedures and standards prescribed by us from time to time. You must prominently display the Marks in the manner that we prescribe on all signs, plastic and paper products, and other supplies and packaging materials that we designate. You will not: (i) fail to perform any act required under this Agreement; (ii) commit any act, that would impair the value of the Marks or the goodwill associated with the Marks; (iii) at any time engage in any business or market any product or service under any name or mark that is confusingly or deceptively similar to any of our Marks; (iv) use any of the Marks as part of your corporate or trade name, or as part of any e-mail address, web-site address, domain name, or other identification of your business in any electronic medium without our express, written consent; or (v) use any trademark, trade name, service mark, logo, slogan or emblem that we have not authorized for use in connection with the Restaurant, including any co-branding or cross-promotional efforts containing the name, trademark, service mark, logo or emblem of any third party, without our approval. You must obtain such fictitious or assumed name registrations as required by applicable state law and forward to us copies of the same upon request.

(d)          Designation as You. You must identify yourself as the owner of the Franchise in conjunction with the use of the Marks, including on checks, invoices, receipts, letterhead and contracts, as well as at conspicuous locations on the Premises in a form that specifies your name, followed by the phrase “an independently owned and operated franchise” or such other phrase as we direct.

(e)          Discontinuance of Use; Additional Marks and/or Copyrights. You must: (i) modify or discontinue use of any Mark or Copyrighted Work if a court of competent jurisdiction orders it, or if we in our sole discretion deem it necessary or advisable; (ii) comply with our directions regarding any such Mark or Copyrighted Work within 30 days after receipt of notice from us; and (iii) use such additional or substitute Marks or Copyrighted Works as we may direct. We are not obligated to compensate you for any costs or expenses incurred by you to modify or discontinue using any Mark or Copyrighted Work or to adopt additional or substitute Copyrighted Works or Marks.

8.          Advertising.

(a)          Contributions and Expenditures. Recognizing the value of advertising and the importance of the standardization of advertising to the furtherance of the goodwill and public image of the System:

(i)          Monthly Contributions and Expenditures. Each month during the Term, you must make the following contributions and expenditures for advertising:

(A)         You must contribute to the Marketing Fund such amount as the Board of Directors of the Marketing Fund (the “Board”) may designate from time to time, subject to the “Bylaws” (as defined in Section 8.(b)).

(B)         Subject to the limitations set forth in Section 8.(a)(ii)(B) below, you must contribute to the “Cooperative” (as defined below) that percentage of Net Sales that the governing body of the Cooperative designates from time to time, which amount must not be less than 2% of the monthly Net Sales of the Restaurant, except as set forth in Section 8.(a)(ii)(B) below.

(C)         You must expend, at a minimum, an aggregate amount equal to 7% of the annual Net Sales of the Restaurant on your combined Marketing Fund contributions, Cooperative contributions and local store promotion, marketing and advertising.

(ii)         Contributions.

(A)         Marketing Fund Contributions. The required contribution to the Marketing Fund will be established from time to time by the Board, as provided in the Bylaws, including, if required by the Bylaws, by submitting a proposed rate to a vote of the members in good standing of the Marketing Fund.

(B)         Cooperative Contributions. We may approve a monthly contribution rate to the Cooperative of less than 2% of Net Sales, provided, we also reserve the right to withdraw our approval of any such reduced contribution rate to the Cooperative and require that the minimum 2% contribution rate be reinstated. The governing body of the Cooperative may propose a change in the required contribution to the Cooperative to a percentage of Net Sales up to an amount equal to 6% of Net Sales less the then current Marketing Fund contribution rate. Approval of such change must be submitted to a vote of the members in good standing of the Cooperative (including both Franchisor-owned and franchised restaurants) and will take effect only if approval of the proposed change receives a majority of votes cast in such election. Notwithstanding the foregoing, if the combined Marketing Fund and Cooperative contributions exceed 6% due to a subsequent change in either contribution rate, then any restaurant in the Cooperative may elect to contribute a lower percentage of Net Sales to the Cooperative such that the combined total for that restaurant equals 6%. However, each franchisee in the Cooperative must make the same election for all the restaurants it owns that are in the Cooperative. In no event may a Restaurant reduce the Marketing Fund contribution without our prior written approval. We also have the right to authorize any Cooperative to determine contributions on a different basis (fixed amount, geographic location, etc.). Our decision on any issue concerning Cooperative contributions is final.

(b)          Marketing Fund. Papa John’s Marketing Fund, Inc., a Kentucky nonstock, nonprofit corporation (the “Marketing Fund”), has been organized for the purposes set forth in the Articles of Incorporation and By-Laws of the Marketing Fund, as they may be amended from time to time (the “Bylaws”). You automatically become a non-voting member of the Marketing Fund upon the execution of this Agreement. Before opening the Restaurant you must execute and deliver to the Marketing Fund an Advertising Agreement in the form prescribed by the Board. The Marketing Fund is governed by the Board, which is established in accordance with the Bylaws and which, as of the date of this Agreement, consists of four directors, two appointed by us and two chosen by the franchisee-elected members of the FAC (as defined in Section 25.(l)). Each director has one vote, provided that we have the tie-breaker vote, except as may be otherwise provided in the Bylaws.

(i)          The Marketing Fund is intended to increase recognition of the Marks and to further the public image and acceptance of the System. We, the Marketing Fund and the directors of the Marketing Fund do not undertake any obligation to ensure that expenditures by the Marketing Fund in or affecting any geographic area are proportionate or equivalent to contributions to the Marketing Fund by Papa John’s restaurants operating in such geographic area or that you or the Restaurant will benefit directly or in proportion to your contribution to the Marketing Fund. We (including our officers, directors, agents and employees) are not a fiduciary or trustee of the contributions to, or the assets of, the Marketing Fund. We, the Marketing Fund and our respective officers, directors, agents and employees will not be liable to you with respect to the maintenance, direction or administration of the Marketing Fund, including with respect to contributions, expenditures, investments and borrowings, except for acts constituting willful misconduct.

(ii)         We and our Affiliates will make contributions to the Marketing Fund for each Papa John’s restaurant that we own on the same basis as required of comparable franchisees within the System.

(iii)        As long as you are in compliance with the Advertising Agreement and the Articles and By-Laws of the Marketing Fund, you will be furnished with advertising materials produced by or for the Marketing Fund for System-wide distribution, on the same terms and conditions as such materials are furnished to other franchisees.

(iv)        You must make your monthly contribution to the Marketing Fund on the date and in the manner provided for in the Advertising Agreement and the By-Laws and submit such statements and reports as the Board may designate from time to time. From time to time the Board may designate one or more accounts to which such contributions must be made and if requested or directed by the Marketing Fund, you must make such payments separately. Contributions to the Marketing Fund may be used to defray our expenses only to the extent of the administrative costs and overhead that we may reasonably incur in rendering services to the Marketing Fund.

(v)         The funds collected by the Marketing Fund, and any earnings thereon, are not and will not be our asset or the asset of any franchisee.

(vi)        Although the Marketing Fund is intended to be of perpetual duration, the Board has the right to terminate the Marketing Fund. However, the Marketing Fund will not be terminated until all monies held by it have been expended for the purposes set forth in its Articles of Incorporation and By-Laws or distributed as permitted by law.

(vii)       Each member of the Marketing Fund (including us and our Affiliates), is entitled to one vote per Restaurant it owns on certain changes of the contribution rate, as described in Section 8.(a)(ii)(A).

(c)          Regional Cooperative Advertising. We have the right, in our sole discretion, to designate a geographical area in which the Restaurant is located for the purpose of establishing an advertising cooperative (the “Cooperative”). If a Cooperative has been established applicable to the Restaurant at the time you commence operations, you are deemed to be a member of such Cooperative upon the date the Restaurant opens for business. If a Cooperative applicable to the Restaurant is established at any later time during the Term, you automatically become a member of such Cooperative, by virtue of your execution of this Agreement, on the date the Cooperative commences operation. In no event will the Restaurant be required to contribute to more than one Cooperative. We may designate, from time to time, a formula for calculating a proration or reduction of the contribution rate for Papa John’s restaurants in a Cooperative based on media coverage, demographics or other factors. The following provisions apply to each Cooperative:

(i)          Each Cooperative will be organized and governed in a form and manner conforming to applicable state law but your obligation hereunder to participate in and make monetary contributions to a Cooperative is not dependent on any organizational formalities. Each Cooperative must commence operation on a date that we approve or designate, which, for purposes of this Agreement, constitutes the date that the Cooperative is established. Your contribution obligation will commence on that date (or on the date of this Agreement, if a Cooperative applicable to the Restaurant has already been established at that time). On all matters to be voted on by the Cooperative’s membership, each member (including us and our Affiliates) has one vote for each Papa John’s restaurant it owns.

(ii)         Each Cooperative has been or will be organized for the purposes of producing and conducting general advertising, marketing and promotional programs and activities, including both print and electronic media, for use in and around the applicable geographic area and developing standardized promotional materials for use by the members.

(iii)        We make contributions to each Cooperative of which we are a member on the same basis as required of comparable Papa John’s restaurant franchisees within the System.

(iv)        No advertising, marketing or promotional programs or materials may be used by the Cooperative or furnished to its members, and no advertising, marketing or promotional activities may be conducted by the Cooperative, without our prior written approval. All such programs, materials and planned activities must be submitted to us for approval in accordance with the procedure set forth below. Advertising agencies employed by a Cooperative must be approved by us.

(v)         Subject to the provisions above, each Cooperative has the right to require its members to make contributions to the Cooperative in such amounts as are determined by the governing body of the Cooperative.

(vi)        You must make your contributions to the Cooperative on the date and in the manner designated by the Cooperative and submit such statements and reports as may be designated from time to time by us or the Cooperative. The Cooperative must submit to us such statements and reports as we may designate from time to time.

(vii)       Notwithstanding the foregoing, we, in our sole discretion, may, upon written request of a franchisee stating reasons supporting such request, grant to any franchisee an exemption from the requirement of membership in a Cooperative. Such an exemption may be for any length of time and may apply to one or more Papa John’s restaurants owned by such franchisee. We may also exempt one or more restaurants owned or controlled by us from the requirement of membership in a Cooperative for such periods as we reasonably deem appropriate. Our decision concerning an exemption is final.

(d)          Local Advertising. You must spend for local advertising, marketing or promotional programs or activities such percentage of your Net Sales as will enable you to meet the minimum total spending requirement set forth in Section 8.(a)(i)(C). You must submit verification of your local advertising expenditures at such times and in such form as we request from time to time.

(i)          Supplemental Advertising. You have the right to conduct, at your separate expense, supplemental advertising, marketing or promotional programs or activities in addition to the expenditures specified herein. All such supplemental programs or activities and all materials to be used in connection therewith must be either prepared or previously approved by us within the 90-day period preceding their intended use, or approved by us as provided below.

(ii)         Yellow Pages and Other Directories. You must, at your own expense, obtain (or contribute to the cost of obtaining) a listing for the Restaurant in each “yellow pages” and other telephone and business directories (including digital or electronic directories) serving the Territory and each such listing must be of the style, format and size, and in such form, as we may specify from time to time.

(e)          National Promotions. You must participate, in compliance with our standards, specifications and directives, in each national promotion that we designate as mandatory for the System due to its value to the System and for which we, in our judgment, determine that domestic systemwide participation is essential to, or a significant element in, the value or success of the promotion. These promotions may include: (i) offering of premium or other speciality promotional products, which may require you to purchase non-standard inventory items; (ii) customer service incentives; and (iii) sponsorships of or association with selected promotional associates. Except for required purchases of non-standard inventory items, costs you incur in mandatory promotions may be counted towards your minimum advertising expenditure requirements. While we have the right to dictate the products, services, maximum price points and other parameters of national promotions, you have the right to select lower pricing for such promotions in the Restaurant.

(f)          Our Approval. Before their use by the Cooperative or by you, samples of all advertising, marketing and promotional materials not prepared or previously approved by us within the 90-day period preceding their intended use, including co-branding or cross-promotional efforts containing the name, trademark, service mark, logo or emblem of any third party, must be submitted to us (via commercial overnight courier or through the U.S. mail, return receipt requested) for our approval, to ensure consistency with the then-current standards and image of the System and protection of the Marks and the goodwill associated therewith. If disapproval is not received within 20 days from the date of receipt by us of such materials, the materials are deemed approved. The Cooperative and you may not use, and must cease using, any advertising or promotional materials that we may at any time disapprove, regardless whether we have previously approved any such items.

(g)          Our Advertising. We may from time to time expend our own funds to produce such marketing or promotional materials and conduct such advertising as we deem necessary or desirable. In any advertising, marketing or promotional efforts conducted solely by or for us, we have the sole discretion to determine the products and geographical markets to be included, and the medium employed and we have no duty or obligation to supply you with any advertising, marketing or promotional materials produced by or for us at our sole expense.

(h)          Ownership of Advertising. We are the sole and exclusive owner of all materials and rights that result from advertising and marketing programs produced and conducted, whether by you, us, the Cooperative or the Marketing Fund. Any participation by you in any advertising, whether by monetary contribution or otherwise, does not vest you with any rights in the Marks employed in such advertising or in any tangible or intangible materials or rights, including copyrights, generated by such advertising. If requested by us, you must assign to us any contractual rights or copyright that you acquire in any advertising and execute such documents or instruments as we may reasonably require in order to implement the terms of this Section 8.(h).

(i)          Internet Website, Social Media and Other Digital or Electronic Marketing. Any internet website, social media site or channel (such as, but not limited to, Facebook and Twitter accounts or sites) and other digital or electronic marketing channels or media, whether now existing or hereafter created (collectively “Electronic Channels”) are deemed “advertising” under this Agreement and will be subject to, among other things, Sections 8.(e), 8.(f) and 8.(h) above. In connection with any Electronic Channel:

(i)          If required by us, you will not establish a separate Electronic Channel, but only have one or more Electronic Channel page(s), as designated by us, within our Electronic Channel;

(ii)         If we approve, in writing, a separate Electronic Channel for you, then each of the following provisions apply:

(A)         You must not establish or use the Electronic Channel without our prior written approval.

(B)         Before establishing the Electronic Channel, you must submit to us, for our prior written approval, a sample of the proposed Electronic Channel domain name, format, visible content (including proposed screen shots), and non-visible content (including meta tags) in the form and manner that we may reasonably require; and you must not use or modify such Electronic Channel without our prior written approval as to such proposed use or modification.

(C)         In addition to any other applicable requirements, you must comply with our standards and specifications for websites as prescribed by us from time to time in the Manuals or otherwise in writing.

(D)         If required by us, you must establish such hyperlinks or other link or connection to our Electronic Channel and others as we may request in writing.

(E)         Upon expiration or termination of the Franchise, you must cease use of any Electronic Channel associated with the Restaurant and assign to us or, at our election, delete any domain name, or other Electronic Channel page, name or site containing any of the Marks or any words or combinations of words, letters or symbols that are confusingly or deceptively similar to any of the Marks.

The provisions of this Section 8.(i) also apply to Cooperatives.

(j)          Contributions from Non-Traditional Locations. Any Non-Traditional Location that we license or franchise under the Papa John’s name on or after June 1, 2007 will be required to pay one-quarter (25%) of the then current rates for the Marketing Fund and that Cooperative for the area in which the Non-Traditional Location is located. Notwithstanding the foregoing, if you are the franchisee or licensee of the Non-Traditional Location and also own more than 80% of the Restaurants in the Cooperative, you will not be required to make the Cooperative contribution on behalf of the Non-Traditional Location. If we own 80% or more of the restaurants in a Cooperative, we may exempt the Non-Traditional Location from the Cooperative contribution regardless of whether we operate or license a third party to operate the Non-Traditional Location.

(k)         Partnership Marketing. We may establish marketing programs with third parties to promote our brand or their brand, or both (“Partnership Marketing”). If the program solely promotes another brand, we will reimburse any funds paid by the Marketing Fund. These programs may involve electronic media, including Alternative Ordering Systems, or print (including direct mail, box toppers, door hangers, etc.) and you may be required to participate. We expect to receive revenues from these promotions in excess of our direct and allocated expenses associated with securing these programs. However, after we recover net revenues (amounts paid to us less all direct and allocated expenses incurred to secure such revenues) equal to $2.25 million, the next $2.0 million will be paid to the Marketing Fund. After these two amounts are fully paid, we will contribute 30% of net revenues from Partnership Marketing to the Marketing Fund, provided, that the amount that we are required to so contribute to the Marketing Fund together with the amount that we are required to contribute to the Marketing Fund under Section 5.(d), is limited to $5.0 million in any fiscal year.

(l)          Leverage Marketing. We may adopt various marketing programs from time to time that involve merchandise, samples or promotional material to be distributed in Papa John’s restaurants or delivered with customer orders, or both (collectively, “Leverage Marketing”). You must participate in these promotions but you are also entitled to receive any net revenue (revenue minus direct and allocated expenses) paid or payable based on the number of items distributed, identified goals or other criteria for the applicable program. To the extent that we receive net revenue from Leverage Marketing conducted at franchisee-owned restaurants, we will use reasonable efforts to allocate it among all participating restaurants on an equitable basis.

9.          Telephone Number. The only customer ordering telephone number assigned to the Restaurant is set forth in Section 25.(m) (the “Telephone Number”). Upon termination or expiration of the Franchise, you must cease using the Telephone Number. You must not use the Telephone Number for any other business. If you obtain any additional or substitute telephone service or telephone number at the Restaurant, you must promptly notify us and such additional or substitute number will be subject to this Agreement. Upon termination or expiration of the Franchise, you must immediately take all such actions as may be necessary to transfer the Telephone Number, any other telephone number publicized to customers and any telephone directory listings associated with the Restaurant or the Marks to us. You acknowledge that, as between us and you, we have the sole right to and interest in all telephone numbers and directory listings associated with the Restaurants or the Marks. Concurrently with the execution of this Agreement, you will execute and deliver the form of assignment of telephone numbers and listings (the “Telephone Number Assignment”), required by the applicable local telephone company or, if the local telephone company has no form, our current blank assignment form attached to this Agreement as Exhibit B. You acknowledge that the telephone company and all listing agencies may accept this Agreement and/or the Telephone Number Assignment as conclusive evidence of our exclusive right in such telephone numbers and directory listings and its authority to direct their transfer.

Upon termination or expiration of the Franchise, we have the right and are hereby empowered to effectuate the Telephone Number Assignment and, in such event, you will have no further right, title or interest in the telephone numbers and listings but you remain liable to the telephone company for all charges and fees owing to the telephone company on or before the effective date of the assignment hereunder.

As between us and you, upon termination or expiration of the Franchise, we have the sole right to and interest in the Telephone Number and all other telephone numbers and listings, including listing in online, digital or other electronic directories, associated with the Restaurant or the Marks, and you appoint us as your true and lawful attorney-in-fact to direct the telephone company or other directory provider to assign same to us, and execute such documents and take such actions as may be necessary to effectuate the assignment. Upon such event, you must immediately notify the telephone company or other directory provider to assign the telephone numbers and listings to us. If you fail to promptly direct the telephone company or other directory provider to assign the telephone numbers and listings to us, we have the right to direct the telephone company or other directory provider to effectuate the Telephone Number Assignment. The telephone company or other directory provider may accept our written direction, this Agreement or the Telephone Number Assignment as conclusive proof of our exclusive rights in and to the telephone numbers and listings upon such termination or expiration and that such assignment will be automatically and immediately effective upon the telephone company’s or other directory provider’s receipt of such notice from us or you. If the telephone company or other directory provider requires that the parties execute the telephone company’s or other directory provider’s assignment forms or other documentation at the time of termination or expiration of the Franchise, our execution of such forms or documentation on your behalf constitutes your consent and agreement to the assignment. At any time after the Effective Date, you will perform such acts and execute and deliver such documents as may be necessary to assist in or accomplish the assignment described herein and the Telephone Number Assignment upon termination or expiration of the Franchise.

10.          Construction, Design and Appearance; Equipment.

(a)          Construction. You must construct or remodel the Premises at the Location in accordance with our construction or remodeling plans and design, layout and decor specifications. You must purchase or lease the pizza preparation, beverage storage or dispensing, storage and other equipment, displays, fixtures, and furnishings that we designate. You will make no changes to any building plan, design, layout or decor, or any equipment or signage without our prior written consent, and you must maintain the interior and exterior decor in such manner as may be reasonably prescribed from time to time by us.

(b)          Signs. You must prominently display, at your expense, both on the interior and exterior of the Premises, advertising signs in such form, color, number, location and size, and containing such Marks, logos and designs as we may designate. Such signs must be obtained from a source designated or approved by us. You must obtain all permits and licenses required for such signs and you are responsible for ensuring that all signs comply with all laws and ordinances. You will not display in or upon the Premises any sign or advertising of any kind to which we object.

(c)          Information System. You must: (1) acquire, maintain and use in the operation of the Restaurant the “Information System” (as defined below) for the Restaurant and the right to use, for the term of this Agreement, the “Designated Software” (as defined below) in the manner specified by us; (2) obtain any and all hardware, peripheral equipment and accessories, arrange for any and all support services and take all other actions that may be necessary to enable the Information System and the Designated Software to operate as specified by us (including installation of electrical wiring and data cabling, and temperature and humidity controls) that may be necessary to prepare the Restaurant to enable the Information System to operate as specified by us; and (3) install and use the Designated Software on the Information System, and use such items solely in the operation of the Restaurant in the manner specified by us. You are responsible for all costs associated with the foregoing, including but not limited to transportation, installation, sales, use, excise and similar taxes, site preparation and disposal of retired hardware. You must operate only Designated Software on the Information System. The Designated Software, and all additions, modifications and enhancements thereto, constitute “confidential information,” and are subject to the provisions of Section 17 of this Agreement.

(i)          Definitions. For purposes of this Agreement, the terms listed below have the meanings that follow them.

(A)          “Designated Software” - Such software, programming and services as we may specify or require from time to time for use by you in the Restaurant. The Designated Software may consist of and/or contain either or both of the following:

(1)         Packaged Software. Software purchased and licensed from us or a third party and/or third-party subcomponents that we have the authority to license or sell to you (“Packaged Software”) pursuant to and in accordance with agreements that we enter into with such third-party vendors (collectively, the “Packaged Software Agreements”).

(2)         Proprietary Programs. Proprietary computer software programs that we may develop or cause to be developed and that are owned by us or licensed exclusively to us and that we designate for use on the Information System in the operation of a Restaurant, including any modifications, additions or enhancements to such software programs (“Proprietary Programs”).

(B)          “Information System” - Those brands, types, makes, and/or models of communications and computer systems, hardware, network devices, security systems and internet access platforms specified and required by us for: (i) use in the Restaurant; (ii) between or among Papa John’s Restaurants and/or us; or (iii) between customers, vendors or suppliers and the Restaurant. The Information System will include the Designated Software, hardware and point of sale systems, information storage, retrieval, data transmission systems, third party integrations and security systems.

(ii)          Grant of License. We will grant to you, and cause our Vendors (defined below) to grant to you, a nonexclusive, nontransferable, nonassignable license to use the Designated Software, subject to the same terms and conditions under which the Designated Software is licensed to our other franchisees in general. You are bound by the terms of each Packaged Software Agreement and, to the extent you purchase all or portions of the Designated Software from or through us. The vendors and licensors of all or portions of the Designated Software (collectively, the “Vendors”) are third-party beneficiaries of this Agreement with full rights to enforce this Agreement as it pertains to the Designated Software. The Designated Software and any data generated by the use of the Designated Software are the valuable, proprietary property and trade secret of us and/or our Vendors, and you must use the utmost care to safeguard the Designated Software and any data generated by the use of the Designated Software and to maintain the copyright protection and the secrecy and confidentiality thereof. We have the right to use the data as we determine appropriate, provided, we will: (i) not use or sell the data to any “Competitive Business” (as defined in the Owner Agreement); and (ii) consult with the FAC regarding any sale to or use by a third party of data generated by franchisees (limited to phone numbers, names, street addresses, email addresses and purchase history). We will account for the Net Revenues from the sale to, or use by, third parties of data generated by franchisees as Partnership Marketing under Section 8.(k).

(iii)         Access; Enhancements and Changes.

(A)          Access to System. We have the right at all times to access the Information System and to retrieve, analyze, download and use the Designated Software and all software, data and files stored or used on the Information System. We may access the Information System in the Restaurant or from other locations, including our headquarters and regional offices. You must store all data and information that we designate from time to time on the Information System. No unauthorized data or information may be stored on the Information System.

(B)          Enhancements and Changes. During the Term of this Agreement, and provided that you are in compliance with the terms of this Agreement, we may notify you of, and you must promptly implement, all upgrades, modifications, enhancements, extensions, error corrections and other changes to the components of the Information System developed or adopted by us for use in the operation of the Restaurant.

(C)          Information Systems Maintenance. You must maintain the Information System in accordance with our published maintenance program, as amended from time to time (which will also be adhered to by our Papa John’s restaurants). If you fail to maintain the Information System in accordance with our published maintenance program, you must reimburse any costs that we or our agents incur to bring your Information System up to our standards. The published maintenance program may include, but is not limited to, a hardware spares program and a preventive maintenance program. Such maintenance is necessary to help ensure the proper functioning of the Information System. You will not attach any device to the Information System without our prior written approval.

(D)          Ideas and Suggestions. You must promptly disclose to us all ideas and suggestions for modifications or enhancements of the Information System or any component thereof that are conceived or developed by or for you, and we and our Affiliates have the right to use and license such ideas and suggestions. All modifications and enhancements made to the Information System, together with the copyright therein, are the property of us (or the appropriate Vendor if we so designate), without regard to the source of the modification or enhancement, and you hereby assign all of your right, title, and interest in any ideas, modifications, and enhancements to us (or the appropriate Vendor if we so designate). You must execute any documents, in the form provided by us, that we determine are necessary to reflect such ownership.

(E)          Removal. Upon expiration or termination of this Agreement, you must: (1) allow our employees or agents to remove the Designated Software from the Information System; (2) immediately return to us the Designated Software, each component thereof, any data generated by the use thereof, all documentation for the Designated Software and other materials or information that relate to or reveal the Designated Software and its operation; and (3) immediately destroy any and all back-up or other copies of the Designated Software or parts thereof, and any data generated by the use of the Designated Software (other than financial information relating solely to you).

(iv)          On-Site Installation Fee. Our Affiliate, Papa John’s USA, Inc. (“PJUSA”), offers installation services for the Designated Software. You are not obligated to use PJUSA’s services but installation must be performed by a qualified provider approved by us. If PJUSA installs the Designated Software on your Information System, you must pay to PJUSA upon installation an on-site installation fee (the “On-Site Installation Fee”) at its then-current rates, plus all reasonable travel, lodging and other expenses that PJUSA incurred in connection with the installation. In exchange for this On-Site Installation Fee, PJUSA will install the Designated Software on the Information System and provide one or more system installers/trainers at the Restaurant, generally, for a two-day install, 1 day before the Restaurant opens for installation and training and the day the Restaurant opens, for support. This installer/trainer will assist your employees in the use of the Information System. PJUSA may also charge additional On-Site Installation Fees at our then-current rate, each time an enhancement or modification to the Information System is installed at the Location. The On-Site Installation Fee does not include any hardware, supplies, data cabling, electrical wiring, or cash drawer or shelving installation or other site work necessary to prepare the Restaurant for the Information System. These are your sole responsibility. However, some or all of these materials and services may be offered by PJUSA or its agent for an additional fee. If more than 4 days of on-site installation, training and support is required, it will be provided by PJUSA or its agent at its then-current daily rate (currently $500 per day) plus additional expenses.

(v)           On-Site Support Fee. You must pay to PJUSA each time on-site support is required for enhancements, modifications or maintenance to the Information System (the “On-Site Support Fee”) at our then-current rate. Generally, enhancements and upgrades are accomplished electronically through direct access to the Information System, in which case no onsite support or fee payment is required.

(vi)          Help Desk Service Fee. PJUSA may offer software support services for the Information System. If you choose to utilize these services, you pay to PJUSA a recurring software support service fee (“Help Desk Service Fee”) of, at your election: (A) PJUSA’s then-current monthly fee if you subscribe to the Help Desk; or (B) PJUSA’s then-current hourly rate, with a 1/2 hour minimum, if you elect to pay for Help Desk services on a fee-for-service basis. In exchange for this fee, PJUSA will provide general assistance and support for your Information System.

(vii)         Software Maintenance Fee. You must pay to PJUSA a monthly software maintenance fee (“Software Maintenance Fee”). This Software Maintenance Fee includes software maintenance, research and development, upgrades and enhancements and installation media, if any, that we adopt, require or provide. Installation on the Information System, if required, will be charged as described in Section 10.(c)(iv).

(viii)       Changes in Fees. The On-Site Installation Fee, the On-Site Support Fee, Help Desk Fee, the Software Enhancement Fee and/or per diem charges may be changed by PJUSA from time to time; provided that the Help Desk and Software Enhancement Fees are intended to cover PJUSA’s actual costs, including reasonable allocations of direct, actual overhead and other expenses related to the Information System and the services that PJUSA provides.

(ix)          Warranties and Limitation of Liability. We represent and warrant to you that if we sell or license the Proprietary Programs to you: (A) we will have all rights, licenses and authorizations necessary to license the Proprietary Programs to you, subject only to nonexclusive licenses granted to others; and (B) the Proprietary Programs will not, and as a result of any enhancements, improvements or modifications provided by us will not, to the best of our knowledge, infringe upon any United States patent, copyright or other proprietary right of any third party. If your use of the Proprietary Programs as provided by us is enjoined as a result of a claim by a third party of patent or copyright infringement or violation of proprietary rights, we will, in our sole discretion, either: (1) procure for you the right to continue use of the Proprietary Programs as contemplated hereunder; or (2) replace the Proprietary Programs or modify it such that there is no infringement of the third party’s rights; and such action by us will be your sole and exclusive remedy against us in such event. We do not represent or warrant to you, and expressly disclaim any warranty that the Proprietary Programs are error-free or that the operation and use of the Proprietary Programs by you will be uninterrupted or error-free. We have no obligation or liability for any expense or loss incurred by you arising from use of the Proprietary Programs in conjunction with any other computer program. Without limiting the generality of the foregoing, you are solely responsible for inputting into and configuring the Information System to accommodate information of local applicability, including state and local taxability of goods and services sold or provided in the Restaurants and state and local sales tax rates.

EXCEPT FOR THE ABOVE EXPRESS LIMITED WARRANTIES, WE MAKE NO WARRANTIES, EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE DESIGNATED SOFTWARE OR ANY PORTION THEREOF, INCLUDING ANY PROGRAM DOCUMENTATION OR OTHER MATERIAL FURNISHED HEREUNDER, OR ANY COMPONENT THEREOF, AND THERE ARE EXPRESSLY EXCLUDED ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT THERETO. WE HAVE NO LIABILITY FOR CONSEQUENTIAL, EXEMPLARY, INCIDENTAL OR PUNITIVE DAMAGES.

(d)          Maintenance, Remodeling, Re-equipping, Enhancements and Replacements. You must at all times to maintain the Restaurant in accordance with our standards, and, within 90 days from the date of written notice from us, remodel or re-equip or perform such maintenance at the Restaurant in accordance with the specifications we provide. Such maintenance, remodeling and re-equipping may include: replacing worn out, obsolete, or dated equipment, fixtures, furnishings and signs; structural modifications; painting and redecorating; and purchasing more efficient or improved equipment. We may require you to perform maintenance and remodeling and to purchase equipment at such times as we deem necessary and reasonable; provided, that we may not require any significant remodeling of the Restaurant during the first two years of the Initial Term of the Franchise (this restriction is not applicable to renewal terms even if a new Franchise Agreement is executed in connection with the renewal of the Franchise). We may, during the term of this Agreement, require you to modify, enhance and/or replace all or any part of the Information System and/or the Designated Software at your expense, and you must, within 120 days of receipt of written notice from us, acquire, or acquire the right to use for the remainder of the term of this Agreement, the modified, enhanced or replacement version of the Information System and/or Designated Software specified by us. You must take all other actions as may be necessary to enable the modified, enhanced or replacement Information System and Designated Software to operate as specified by us. Any such modifications, enhancements, and replacements may require you to incur costs to purchase, lease and/or license new or modified computer hardware and/or software or other equipment and to obtain different and/or additional service and support services during the term of this Agreement. You acknowledge that we cannot estimate the costs of future maintenance, enhancements, modifications, and replacements to the Restaurant, equipment, signage, the Information System or other items. YOU ACKNOWLEDGE THAT EQUIPMENT, ADDITIONS, ENHANCEMENTS, ALTERATIONS, MAINTENANCE AND RENOVATIONS REQUIRED BY US MAY INVOLVE SUBSTANTIAL ADDITIONAL INVESTMENT BY YOU DURING THE TERM OF THIS AGREEMENT.

11.          Operations; Standards of Quality; Inspections.

(a)           Principal Operator. You must designate an individual to serve as the “Principal Operator” of the Restaurant, provided, if you are developing and operating multiple Restaurants pursuant to a Development Agreement, you need designate only one Principal Operator for your operation, not one for each Restaurant. The Principal Operator must meet the following qualifications:

(i)            The Principal Operator must own at least a 5% equity interest in you; provided that you will not be in default of this requirement if the Principal Operator is entitled to a bonus of not less than 5% of the net profits of the Restaurant, payable after the end of each Period, and also has the right to acquire not less than a 5% equity interest in you within 12 months of his or her hire date, which rights must be evidenced by a written agreement between the Principal Operator and you. You must provide us with a copy of any such agreement upon request. Once the Principal Operator has acquired an equity interest in you, he or she must continue to own that interest (or a greater interest) during the entire period he or she serves as the Principal Operator.

(ii)           The Principal Operator must devote full time and best efforts to the supervision and conduct of the development and operation of the Restaurant and, as required in this Agreement, must agree to be bound by the confidentiality and non-competition provisions of the Owner Agreement. At such time as the Principal Operator becomes an owner of an interest in you, he or she must agree to be bound by all the provisions of the Owner Agreement.

(iii)          The Principal Operator must be a person approved by us who completes, to our satisfaction, our initial training requirements and participates in and successfully completes, to our satisfaction, all additional training as we may reasonably designate.

(iv)         The Principal Operator must be proficient in writing and speaking English, to ensure compliance with our operational standards and to ensure efficient communications with customers and us.

If, at any time for any reason, the Principal Operator no longer qualifies to act as such, you must promptly designate another Principal Operator subject to the same qualifications listed above. Any sale or transfer of any portion of the Principal Operator’s interest in you, if any, that would reduce the Principal Operator’s equity interest or voting rights in you to less than 5% of the total constitutes a transfer of an interest, subject to the terms and conditions of Section 14 hereof; and any failure to comply with such terms and conditions constitutes a default by you under this Agreement. However, if the Principal Operator owns 5% or less of you, then a transfer of the Principal Operator’s interest to you, another shareholder, member or partner of you or to a successor Principal Operator does not require our consent, is not subject to our right of first refusal and no transfer fee is required. You must promptly notify us in writing of any such transfer and provide all information about the transferee and the terms of the transfer as we may reasonable request.

(b)          Management of the Restaurant. The Principal Operator must personally devote his/her full time and best efforts to the management and operation of the Restaurant in order to ensure compliance with this Agreement and to maintain our high standards. Management responsibility includes: presence of the Principal Operator or a manager at the Restaurant during all business hours; maintaining the highest standards of product quality and consistency; maintaining the Restaurant in the highest condition of sanitation, cleanliness and appearance; and supervising employees to ensure that the highest standard of service is maintained and to ensure that your employees deal with customers, suppliers, us, and all other persons in a courteous and polite manner.

(c)          Compliance with Our Standards. You have full responsibility for the conduct and terms of employment for your employees and the day-to-day operation of your business, including hiring, termination, pay practices and any other employment practices. However, in order to ensure compliance with the quality standards and other requirements of the System, you must operate the Restaurant through strict adherence to the standards, specifications and policies of the System as they now exist, and as they may from time to time be modified. Such standards and policies include: (i) specifications and preparation methods for food and beverages; (ii) hours of operation; (iii) menu items and services offered; (iv) employee uniform requirements and specifications; (v) use of specified emblems and Marks on containers, bags, boxes, napkins, and other products; (vi) methods of payment accepted from customers; and (vii) data privacy and security.

(d)          Training. You must, at your own expense, conduct at the Restaurant such training and instruction, using such materials, equipment and supplies, as we may reasonably require from time to time. Should any employee or prospective employee of yours perform work that in our reasonable judgment requires additional operational training, skills or knowledge, such employee must take part in such additional training and instruction. You are solely responsible for all wages, travel and living expenses, and all other costs incurred by you and your employees in connection with any training or instruction that we provide or require.

(e)          Manuals. We will lend to you one or more manuals that contain: (i) the mandatory and suggested specifications, standards and operating procedures prescribed from time to time by us; and (ii) information relative to other obligations hereunder and the operation of the Restaurant (the “Manuals”). The Manuals at all times remain our sole property. We may, from time to time, revise the contents of the Manuals. To the extent that we deem it necessary or appropriate, we will provide you with policy and procedure statements or other written notice of specifications, standards and procedures. You must promptly adopt and use the formulas, methods, procedures, policies, menus, recipes, food products and other standards and specifications contained in the Manuals, policy and procedure statements and other written notices as issued and/or as modified from time to time by us. All information in the Manuals, policy and procedure statements and other notices constitutes confidential information and trade secrets, subject to the provisions of Section 17. You will not copy any part of the Manuals or any other communication or information provided by us.

(f)          Variations in Standards. You will not implement any change to the System without our prior written consent. However, because complete and detailed uniformity under varying conditions may not be possible or practical, we specifically reserve the right, in our sole discretion and as we may deem in the best interests of you or the Chain, to vary the System, including specific standards, policies and/or procedures, within the Restaurant or any other restaurant(s) in the Chain based upon peculiarities of a particular location or circumstances, including: density of population and other demographic factors; size of the Territory; business practices or customs; and any other condition that we deem to be of importance to the operation of such restaurant(s) or the Chain. You acknowledge that because of these factors and others, there may be variations from standard specifications and practices in the Chain and that you are not entitled to require us to grant like or similar variations or privileges to you.

(g)          Your Developments. We have the right to use and incorporate into the System for the benefit of other franchisees and us any modifications, ideas or improvements, in whole or in part, developed or discovered by you or your employees or agents, without any liability or obligation to you or the developer thereof.

(h)          Compliance with Laws and PCI Standards. You will at all times during the Term comply with: (i) all applicable laws, ordinances, rules and regulations of all governmental bodies; and (ii) Payment Card Industry (“PCI”) standards for safeguarding customer data.

(i)           Courtesy; Cooperation. At all times and under all circumstances, you and your employees will treat all customers and other persons, including our agents, officers, and employees, with the utmost respect and courtesy and fully cooperate with us and our agents, officers and employees in all aspects of the franchise relationship.

(j)           Inspections. An agent, officer or employee of ours may make inspections of the Restaurant to ensure compliance with all required standards, specifications and procedures. Our representative may inspect the condition and operation of the Restaurant and all areas of the Restaurant at any time during normal business hours. Such inspections may include: (i) reviewing sales and order forms; (ii) observing the Principal Operator and all managers and your other employees; (iii) interviewing any such persons; (iv) interviewing customers of the Restaurant in order to evaluate your performance and to ensure that the Restaurant is being operated in accordance with the requirements of this Agreement and the Manuals; and (v) conducting any type of audit or review necessary to evaluate your compliance with all required standards, specifications or procedures. We may, from time to time, make suggestions and give mandatory instructions with respect to your operation of the Restaurant, as we consider necessary or appropriate to ensure compliance with the then-current quality standards and other requirements of the System and to protect the goodwill and image of the System. To the extent a non-privileged, written report is generated, we will provide a copy to you or your Principal Operator following each inspection stating our findings and recommendations on the operation of the Restaurant.

12.         Products; QCCs; Menu.

(a)          Products. You must use only those food items, ingredients, beverages, cooking materials, containers, boxes, cups, packaging, menus, uniforms, and other products and materials in the operation of the Restaurant as we specifically designate or approve. You may be required to purchase from us certain products that involve trade secrets or that have been specially prepared by us or at our direction or that we consider to be integral to the System. We may require that certain products be purchased from one or more designated suppliers. Products other than those required to be obtained from us or a designated supplier may be purchased from any source, provided that the particular supplier and products have been approved by us. We may, from time to time, amend the list of approved products and suppliers. You acknowledge that we, our Affiliates or the Marketing Fund may, from time to time, derive revenue from designated or approved suppliers based on the sale of products to you and our other franchisees. We will disclose all such revenues and the identity of the suppliers to you, but we are entitled to retain such revenues for our or our Affiliates’ own use and credit without obligation to you. To the extent such revenues are generated from sales by “PJFS” (as defined below), they will be included (net of expenses and allocations) in the disclosure of PJFS’s income. PJFS will not unreasonably require you to purchase a non-proprietary item as a condition to purchasing a confidential or proprietary item that can be purchased only from PJFS.

(b)          Quality Control Centers. PJ Food Service, Inc. (“PJFS”) currently supplies designated and approved products to Papa John’s restaurants owned by us or our Affiliates and those of our franchisees from quality control centers that are either owned or operated by PJFS or us (the “QCCs”). PJFS is currently the only designated supplier of dough, prepared pizza crusts and Papa John’s proprietary pizza sauce for use by Papa John’s restaurants and you must purchase dough, prepared pizza crusts and pizza sauce from PJFS or a designated representative unless and until such time as a successor supplier of dough, crusts and/or pizza sauce is designated. PJFS has no obligation to continue supplying you or to continue to operate a QCC. If PJFS ceases operating a QCC capable of supplying the Restaurant, or terminates service to you (other than as a result of the termination or expiration of the Franchise), we will provide you with the name, address and phone number of an alternative approved supplier(s) and the products to be purchased from such supplier(s). All purchases by you from the QCCs are on the terms specified from time to time by PJFS, including your provision of unattended access to the Restaurant for the purpose of effecting unattended deliveries during times when the Restaurant is closed. PJFS, through us, hereby reserves the right to specify different terms for different franchisees. We make no representations or warranties about any of the services performed by or any of the products produced or sold by or through PJFS or any other designated or approved supplier.

(c)          Alternative Suppliers. If you desire to: (i) use any equipment, supplies or other products not previously designated and approved by us; (ii) obtain designated products from a source of supply not previously approved by us; or (iii) offer any non-standard menu item or service in the Restaurant; you must furnish to us for our prior approval, free of cost, samples of such products (or a description and demonstration of any such service) in reasonable quantities, its cartons, containers and packaging and wrapping material, the quality and style of which will be subject to our approval. Such distributor, supplier, products or services will be approved for use in the Restaurant only upon your receipt of written approval from us. We may withdraw our approval of any previously approved supplier, products or services and you must cease using such products, supplier and/or services upon receipt of written notice from us. In connection with our investigation and review of any alternative supplier identified and submitted for approval by you (including requalification of any supplier that, after our initial qualification and approval, fails to adhere to or maintain our quality standards or specifications) or investigation and review of any non-standard menu item that you desire to offer, you must reimburse to us all of our reasonable expenses incurred in investigating such alternative supplier or establishing standards for, and approving the offering of such non-standard menu item or service and the supplier(s) thereof (or ingredients therefor, as the case may be), in each case including all travel, lodging and meal expenses of our employees or agents, and regardless of whether we approve or disapprove such alternative supplier or non-standard menu item. We will not unreasonably withhold, condition, delay or revoke approval of any qualified third party product or supplier.

(d)          Commercial Terms. We have no responsibility for the commercial terms of transactions between you and your distributors and suppliers. The terms and conditions of your purchase of goods from suppliers (including our Affiliates) will be upon the terms and conditions established by such suppliers from time to time, or through your independent bargaining with such distributors or suppliers. Except for the payment provisions of Section 3.(e), this Agreement does not establish the commercial terms of any purchase and sale transaction between you and any supplier (including our Affiliates). To protect the business reputation, image and goodwill of the System and the Chain, you must promptly and within the due time allowed, make payment to all suppliers of goods and services sold or provided to you in connection with the construction, equipping and operation of the Restaurant, including us, our Affiliates, and our designated suppliers, excepting only non-payment resulting from a bona fide dispute with a vendor. Any approved suppliers will be required to disclose to the FAC the terms of purchases from such suppliers, including all revenues, rebates, and discounts that the supplier provides to or for the account of Papa John’s franchisees or their affiliates.

(e)          Menu Items. You must: (i) offer for retail sale, and carry on your menu, only those types, sizes, styles and brands of pizza, pizza dough, pizza sauce, toppings, beverages, and other products as we specify from time to time; (ii) offer all menu items and services that we specify or designate from time to time as mandatory for the System, including: (A) items that are temporary promotion items, and (B) non-food items that are integral to systemwide or national promotional programs; (iii) make all menu items specified by us available for carry-out and delivery service from the Restaurant; and (iv) offer only approved services at or from the Restaurant or under or in connection with the Marks. You will not sell or carry on your menu any food items or other products, or provide any services, that we have not specified or approved.

(f)          Pricing. You have the sole responsibility for establishing your prices, provided however: (i) we may set mandatory maximum price points for national promotions; (ii) you will not make or collect any delivery charge or other separate charge for delivered products, regardless of how named or characterized, without our reasonable approval; and (iii) you will not enter into any agreement, arrangement or concerted practice with any other person whatsoever, in violation of any applicable law relating to antitrust, restraint of trade, unfair competition or unfair or deceptive trade practices.

13.          Accounting and Reports.

(a)          Accounting. We may lend to you and/or the person(s) who will be preparing your reports and financial statements for each Period or year end one or more manuals, which manual(s) may contain mandatory and/or optional accounting procedures, forms, chart of accounts and other items deemed relevant or necessary by us. You must direct your bookkeeper/accountant to follow all mandatory policies, procedures, forms, formats and other items set forth in such manuals. The accounting manual(s) constitute part of the “Manuals” as defined in this Agreement.

(b)          Recordkeeping. You must: (i) establish and maintain accounting and record keeping systems substantially in accordance with the specifications and procedures provided by us and as amended from time to time, including maintaining accounting records on a basis enabling or facilitating reporting to us according to monthly or multi-week periods (each such accounting period is referred to as “Period”); (ii) make all such records available to us upon request; and (iii) maintain and preserve, for at least five years from the date of preparation, full, complete and accurate books, records and accounts.

(c)          Periodic Reports. Upon our request, you must deliver to us: (i) a statement, in the form prescribed by us, of the revenues and expenses of the Restaurant for the immediately preceding Period; and (ii) such other records and reports as are requested by us, including bank statements, sales and expense forms and reports, and a current balance sheet.

(d)          Review by Us. At all times during the Term, we, or our authorized agent, have the right to review all your sales and expense records and reports that are located in or that relate to the Restaurant, and to make copies of all such items.

(e)          Year-End Reports. Within 120 days following your fiscal year end, you must provide us with copies of your financial statements, including an income statement for the fiscal year just ended and a balance sheet as of the end of such fiscal year, which financial statements must be prepared in accordance with generally accepted accounting principles applied on a consistent basis. You must: (i) furnish us with copies of all state sales tax returns as we request from time to time; and (ii) promptly notify us if any such return is not timely filed, or if any extension is filed, and the reasons therefor.

(f)          Examinations and Audits. We or our designated agents have the right, at all times and upon reasonable notice, to examine or audit your books and records, and to make copies thereof. If any such examination or audit discloses any underpayment of the Royalty, Marketing Fund payments, or any other sums or fees owed to us and/or any of our Affiliates, you must immediately pay the deficient amount plus interest thereon from the date due until paid, at a rate equal to 12% per annum. All payments received will first be credited against interest due and then against other payments due. If such an examination or audit discloses an understatement in any statement or report of 5% or more, you must, in addition to the above provision, reimburse us for the cost of having your books examined or audited. The foregoing are in addition to any other rights or remedies we may have, including the termination of the Franchise granted herein.

14.         Transfers; Our Right of First Refusal.

(a)          Transfer Defined. For purposes of this Agreement, the term “transfer” means any issuance, sale, assignment, gift, grant, transfer by bankruptcy, transfer by judicial order, merger, consolidation or share exchange.

(b)          Transfers by Us. We may transfer or assign this Agreement or any or all of the rights, interests, benefits or obligations arising hereunder without restriction. Upon any transfer or assignment of this Agreement by us, we will be automatically released from all obligations and liabilities arising or accruing in connection with this Agreement after the date of such transfer or assignment.

(c)          Transfers by You. Your rights and interests under this Agreement are and remain personal to you. You recognize that we have granted the Franchise in reliance on your business and financial capacity and other attributes, and in reliance upon the Owner Agreement. Except as otherwise expressly provided in this Section 14.(c), any ownership or structural changes in you, including but not limited to, any merger, reorganization, issuance of additional shares or classes of stock or additional membership or partnership interests, constitute a transfer of the Franchise and are be subject to our prior written approval. Accordingly, neither you nor any holder of any capital stock or other ownership interest in you (if you are a corporation or other entity) may, without obtaining our prior written consent, transfer: (i) any interest in the Franchise or this Agreement (including any security interest); (ii) any material portion of your assets or the assets of the Restaurant; or (iii) any stock or other ownership interest in you; except as provided in this Section 14.(c). Our consent to a particular transfer does not constitute consent to any subsequent or different transfer.

(i)          Restricted Transfers. Except for Permitted Transfers as described in subsection 14.(c)(iii) below, you must give us at least 30 days prior written notice of any intended transfer of any of your rights or interest under this Agreement or of the proposed transfer of any interest in you, the Restaurant or any material portion of your assets or the assets of the Restaurant. Subject to subsection (B) below, we will not unreasonably withhold our consent to a proposed transfer. Irrespective of the qualifications or acceptability of any prospective transferee, we have the first right and option to purchase the interest intended or proposed to be transferred at the same price and on the same terms and conditions contained in the notice, except that any proposed closing date or other deadlines or dates certain contained in the notice may be postponed as reasonably necessary or appropriate to accommodate our 30-day evaluation period as described below, and provided our right of first refusal applies to transfer of the real property of the Location only if the proposed transfer includes, or is part of a series of separate transfers that include, transfer of the Restaurant and/or the Franchise. Our right commences and is exercisable for a period of 30 days from the date we receive written notice of the proposed transfer, including all of the following: (A) the name of the proposed transferee and the name and address of each proposed owner thereof; (B) a fully executed Letter of Intent in substantially the form attached as Exhibit C or a fully executed sales agreement; (C) copies of all leases (and deeds for the Restaurant(s) if real property is included in the sale); (D) an income statement for each Restaurant for the full prior year and year-to-date for the current year; and (E) a listing of the material assets to be conveyed. During this 30-day period, you must give us or our designated representatives or agents access to the Restaurant(s) to inspect facilities, signage and equipment and we may contact landlords as necessary. If we exercise our right of first refusal and no form of purchase agreement is provided with your notice, the transfer to us must be completed pursuant to our then standard transfer agreements, including, but not limited to, our standard Asset Purchase Agreement, Bill of Sale, and Assignment of Lease. Should the proposed transfer not involve payment of any consideration (exclusive of Permitted Transfers) or involve the payment of any non-cash consideration, we have the option to purchase the interest at a price equal to the fair market value of such interest. We may determine the fair market value using fair and reasonable methods. We will make such determination as promptly as practicable, but in no event later than 30 days after we have received fully complete notice of the intended transfer, including all items specified above. If you disagree with the value as we determine, then you and Papa John’s must each hire an appraiser (or a single appraiser, if you and Papa John’s so agree) to value the interest. If the appraisals are within 10% of each other, then the difference between the two will be equally divided to establish the price at which we may exercise our first right and option. If the difference between the appraisals is greater than 10%, then the issue of the fair market value of the interest will be determined by a third appraiser selected by the other two appraisers and whose decision will be final and binding, except that it may not be lower or higher than the lowest appraisal and highest appraisal, respectively, determined by the first two appraisers. We may assign our first right and option to an Affiliate at any time during our 30-day evaluation period.

(A)         Approved Transfers. If we decide not to exercise our right of first refusal, and if we approve the transfer in writing, you (or the transferor of an interest in you) may make the proposed transfer on the exact terms and conditions specified in your notice to us, within 60 days after the expiration of our option. If there is any material change in the terms of the transfer or the assets or interest(s) to be transferred or if the transfer is not consummated within such 60-day period, you may not thereafter make any transfer without again complying with this Section. You must keep the bank account designated for the Payment Methods (as provided in Section 3.(e)) open for a minimum of 90 days after the transfer and to fund such account in sufficient amounts to permit us to use the Payment Methods to collect amounts owed to us and/or any of our Affiliates in connection with your operation of the Restaurant. In the case of an approved transfer of this Agreement and/or the assets of the Restaurant, the transferee has the option of assuming this Agreement for its then remaining term or executing a new agreement in the form of the then current Franchise Agreement being offered to Papa John’s franchisees with a Term equal to the remaining Term hereof (except that no Initial Fee will be due); provided that the transferee must make the same election for all Restaurants it is acquiring from you.

(B)         Conditions on Transfer. We will not unreasonably withhold, delay or condition our consent to a proposed transfer if all of the following conditions are satisfied:

(1)         we have decided not to exercise our right of first refusal as provided above;

(2)         you are in then full compliance with this Agreement and there are no uncured defaults by you hereunder or if we have given you notice of default you cure it within the earlier of the proposed transfer date or the time specified in Section 19, all your debts and financial obligations to us and our Affiliates under this Agreement or otherwise are current and your obligations to the Marketing Fund and each Cooperative of which you are a member are current;

(3)         the proposed transferee executes such documents as we may reasonably require to evidence that such transferee has assumed your obligations under this Agreement, and if required by us, the proposed transferee executes, and in appropriate circumstances causes such other parties as we may require to execute, our then-current form of Owner Agreement, and other then-current ancillary agreements, which documents may be substantially different than those attached to this Agreement;

(4)         the proposed transferee enters into an Advertising Agreement with the Marketing Fund and also becomes a member of the Cooperative to which the Restaurant is required to contribute;

(5)         before the date of the proposed transfer, the proposed transferee’s Principal Operator and managers undertake and successfully complete, to our satisfaction, such training and instruction as we deem necessary;

(6)         we are satisfied that the proposed transferee (and if the proposed transferee is an entity, each owner of any interest in such entity) meets all of the requirements for our new franchisees applicable on the date that we receive notice of the proposed transfer, including, but not limited to, good reputation and character, business experience, restaurant management experience, and financial strength and liquidity;

(7)         you and any owner transferring an interest in you acknowledge and agree in writing that you and they are bound by the non-competition and confidentiality provisions set forth herein and in the Owner Agreement (and any similar provision in any other document that either you or they have executed) to the maximum extent allowed under applicable law;

(8)         you and all owners of an interest in you execute a general release, in the form prescribed by us, releasing, to the fullest extent permitted by applicable state law, all claims that you or any of them may have against us or our Affiliates, including our and their respective shareholders, officers, directors and employees, in both their individual and corporate capacities and, if you are the transferor, you acknowledge in writing that your interest under this Agreement is terminated;

(9)         you pay to us a transfer fee of $4,000, provided that, if the proposed transfer is of the Restaurant together with one or more other Papa John’s restaurants owned by you to more than one transferee not under common ownership, then the total transfer fee will be an amount equal to $4,000 per transferee;

(10)        you perform, or the proposed transferee agrees in writing to perform, such maintenance, remodeling and re-equipping of the Restaurant as we may specify in writing, which may include: replacing worn out, obsolete, or dated equipment, fixtures, furnishings and signs; structural modifications; painting and redecorating; and purchasing more efficient or improved equipment; and

(11)        the proposed transferee and all owners of any interest in a transferee that is an entity provide to us, at least 45 days before the proposed transfer date, copies of financial statements for the preceding three years, and where applicable, its certificate of incorporation and bylaws, articles of organization and operating agreement (if an LLC) or agreement and certificate of partnership (and any amendments or modifications thereof), minutes and resolutions and all other documents, records and information pertaining to the transferee’s existence and ownership as we may reasonably request.

(ii)         Conditional Transfers. If a member, partner or shareholder of you proposes to transfer all or a portion of such interest in you to another member, partner or shareholder or to you and such transfer would effect a change of “control” (as defined below) of you or your business operations, such transfer is subject to our prior written consent and we may condition our consent on compliance with all the conditions set forth in Section 13.(b)(i)(B), provided: (A) our right of first refusal does not apply; (B) the transfer fee will be reduced to $2,000; and (C) no maintenance, remodeling or re-equipping of the Restaurant will be required solely in respect of the transfer (but our rights under this Agreement to otherwise require maintenance, remodeling, re- equipping, or enhancement of the Restaurant will not be affected). As used herein, “control” means either: (1)         50% or more ownership interest in you; or (2)         the power to direct the conduct or management of your business affairs, with or without majority ownership.

(iii)        Permitted Transfers.

(A)         No Change of Control.  A member, partner or shareholder of you may transfer all or a portion of such stock or other ownership interest in you to another member, partner or shareholder or to you in a transaction that does not effect a change of control of you and such transfer will not be subject to our consent or right of first refusal and no transfer fee will be required. You will promptly notify us of any such transfer.

(B)         Transfers to Descendants or Family Trusts. Notwithstanding anything to the contrary in this Section, we will not withhold our consent to a proposed transfer of the ownership interests of any owner (the “Owner”) of an interest in the Franchisee, either inter vivos or upon the death of such Owner, to his or her spouse, immediate family members, direct descendants or a family trust or limited partnership in which the Owner’s spouse, another Owner or a state or national bank is the sole trustee or the sole general partner (collectively, a “Trust,” and the proposed transfer is referred to as a “Pre-Approved Trust Transfer”); provided, that the Franchisee, the Owner and the Trust agree to:

(1)         furnish to us such documents and information concerning the proposed transferee as we may request, including copies of the Trust document, a list of direct and indirect beneficiaries of the Trust (which must be the Owner’s spouse, immediate family members or direct descendants via birth or adoption), and an undertaking: (a) by the beneficiaries not to transfer their interests in the Trust without our prior written approval; and (b) by the Trust that the Trust acknowledges and agrees that ownership interests in you that are held by the Trust remain subject to the transfer provisions of the Franchise Agreements and the Owner Agreement; and

(2)         enter into such transfer agreements with us as we may reasonably specify, which agreements may require a transfer of the Agreements to the Trust, a general release by Owner or his/her Authorized Representative, and new personal guarantees from the Trust and/or the beneficiaries of the Trust.

If these conditions are fully satisfied, we will not with respect to a proposed Pre-Approved Trust Transfer:

(3)         exercise our right of first refusal under this Agreement;

nor

(4)         charge a transfer fee as provided herein; provided, however, that Franchisee or the transferring Owner must instead reimburse us for the out-of-pocket costs (including reasonable attorneys fees), if any, that we incur in connection with a Pre-Approved Trust Transfer effected pursuant to this Section.

15.          Death, Incapacity or Dissolution.

(a)          Transfer Upon Death, Etc. If you are an individual, upon your death or permanent incapacity; or, if you are a corporation, limited liability company, partnership or other entity, upon the death, incapacity or dissolution of any owner of a 25% or greater interest in you; the executor, administrator, conservator, trustee or other representative of such person or entity must assign such interest in the Franchise, or such interest in you, to us or a third party approved by us; provided, that if the transferee is a Permitted Transferee, our right of first refusal will not apply and no transfer fee will be due. Further, if an approved transfer involves less than 25% of the ownership of you, no transfer fee will be due. If you are one or more individuals and any of you dies or becomes permanently incapacitated, and if the law of the jurisdiction where the Restaurant is located so provides, nothing contained in this Section is intended to deny your spouse, heir(s) or personal representative the opportunity to participate in the ownership of the Franchise for a reasonable time after your death or incapacity, provided that: (i) this Agreement is valid and in effect; (ii) the spouse, heirs or representative meets all conditions and qualifications otherwise required of transferees; and (iii) such spouse, heirs or representative maintains and complies with all standards and obligations contained in this Agreement. An assignment under this Section 15 must be completed within a reasonable time, not to exceed nine months from the date of death, permanent incapacity or dissolution and, except as otherwise provided above, will be subject to the terms and conditions applicable to lifetime transfers contained in Section 14, including our right of first refusal.

(b)          Management by Us. Pending assignment pursuant to this Section 15, if the Principal Operator ceases managing the Restaurant and another shareholder, member, partner or employee of you that qualifies as the Principal Operator does not assume such obligations, we may, at our sole option, appoint a manager to operate the Restaurant for your account. All expenses of the Restaurant, including compensation, travel and living expenses, and other costs of the appointed manager, and a reasonable per diem fee for our administrative expenses, will be charged to you. Operation of the Restaurant during any such period will be for and on your behalf. The appointed manager will have a duty only to utilize his or her best efforts in the management of the Restaurant and neither we nor the appointed manager will be liable to you or your owners for any debts, losses, liabilities or obligations incurred by the Restaurant, or to any of your creditors for any merchandise, materials, supplies or services purchased by the Restaurant during any period in which it is managed by our appointed manager.

16.         Your Additional Covenants.

(a)          Limitations on Activities. If you are a corporation, limited liability company, partnership or other entity, you may not at any time during the Term of this Agreement own, operate or have any interest in any other business or business activity other than the operation of Papa John’s restaurants pursuant to agreements with us. If you are an individual and are also the Principal Operator, you represent and warrant that you have disclosed to us all businesses in which you have an interest, or are engaged in, and covenant that you will notify us of any intention to participate or engage, directly or indirectly, in any other business activity at least 30 days before undertaking such activity or becoming a party to any agreement or understanding relating to such activity. You must provide us with such information in regard thereto as we may reasonably request and not engage or participate in any such activity unless you receive our written consent.

(b)          Execution of Ancillary Documents. Simultaneously with the execution of this Agreement, you must cause each person or entity owning any beneficial interest in you to execute an Owner Agreement in the form provided by us.

(c)          Your Non-Compete. You covenant that during the Term of this Agreement (including the Renewal Term, if applicable), you will not engage in any of the following activities anywhere in the United States:

(i)          directly or indirectly, irrespective of whether compensation is provided, enter into the employ of, render any service to or act in concert with any person, partnership, limited liability company, corporation or other entity that owns, operates, manages, franchises or licenses any business that (A) sells pizza or other non-pizza products (excluding soft drinks) that are the same as those sold by Papa John’s restaurants on a delivery or carry-out basis, including business formats such as Domino’s, Pizza Hut, Mr. Gatti’s, Sbarro, Marco’s and Little Caesars, or (B) derives 20% or more of its gross revenues, at the retail level, from the sale of pre-cooked, ready-to-eat food products on a delivery basis (a “Competitive Business”); or

(ii)         directly or indirectly, irrespective of whether compensation is provided, engage in any such Competitive Business on your own account; or

(iii)        become interested in any such Competitive Business, directly or indirectly, irrespective of whether compensation is provided, as an individual, partner, member, shareholder, director, officer, principal, agent, employee, consultant or in any other relationship or capacity; provided, that the purchase of a publicly traded security of a corporation engaged in such business or service does not in itself constitute a breach of this Section so long as you do not own, directly or indirectly, more than 1% of the securities of such corporation; or

(iv)         divert or attempt to divert any business or any customers of the Papa John’s chain to any Competitive Business.

To the extent required by the laws of the state in which the Restaurant is located, the duration or the geographic areas included within the foregoing covenants, or both, may be deemed amended in accordance with Section 25.(b).

(d)          Managerial and Supervisory Employees. You covenant that you will use reasonable efforts to cause all persons who are involved in managerial or supervisory positions to be trained and instructed to observe your covenants in this Section 16 and Section 17 as if they were personally and individually bound thereby.

(e)          Copying; Non-Solicitation. You covenant that you will not copy or duplicate our System or any aspect thereof, or any of our trade secrets, recipes, methods of operation, processes, formulas, advertising, marketing, designs, trade dress, plans, software, programs, knowhow or other proprietary ideas or information nor convey, divulge, make available or communicate any such information to any third party or assist others in doing so (except as permitted or required by this Agreement). You covenant that you will not, during the Term and for a period of one year after expiration or termination of the Franchise, employ or seek to employ any person who is employed by us, our Affiliates or by any of our franchisees, or otherwise directly or indirectly solicit, entice or induce any such person to leave their employment.

(f)          Validity of Marks and Copyrights; Registrations. You covenant that you will not, either during the Term or any time thereafter, directly or indirectly challenge or contest the validity of, or take any action to jeopardize our rights in or ownership of, any of the Marks or any registration of a Mark or any Copyrighted Work. If you violate this provision, we will be entitled to equitable, monetary and punitive remedies and any other relief that may be available under applicable law, as well as the recovery of all costs, expenses and attorneys’ fees incurred by us as a result of such violation.

(g)          Reasonableness of Scope and Duration. You acknowledge that the covenants and agreements contained herein and in Section 20.(a) are, taken as a whole, reasonable with respect to the activities covered and their geographic scope and duration, and you covenant that you will not raise any issue of the reasonableness of the areas, activities or duration of any such covenants in any proceeding to enforce any such covenants. You acknowledge that you have other skills and resources and that the restrictions contained in this Section 16 and in Section 20.(a) will not hinder your activities or ability to make a living either under this Agreement or in general.

(h)          Enforceability. We may not be adequately compensated by damages for a breach by you of any of the covenants and agreements contained in this Section 16 and in Section 20.(a). Consequently, in addition to all other remedies we will be entitled to injunctive relief and specific performance in the event of such breach. The covenants contained in this Section 16 and in Section 20.(a) are to be construed as separate covenants, and if any court or arbitrator makes a final determination that the restraints provided for in any such covenant is too broad as to the area, activity or time covered, said area, activity or time covered may be reduced to whatever extent the court or arbitrator deems reasonable, and such covenant may be enforced as to such reduced area, activity or time.

17.         Trade Secrets and Confidential Information. We have disclosed or may disclose to you certain confidential or proprietary information and trade secrets. Except as necessary in connection with the operation of the Restaurant and as approved by us, you will not, during the Term or at any time after the expiration or termination of the Franchise, regardless of the cause of termination, directly or indirectly, use for your own benefit or communicate or divulge to, or use for the benefit of any other person or entity, any trade secrets, confidential information, knowledge or know-how concerning the recipes, food products, advertising, marketing, designs, plans, software, programs or methods of operation of the Restaurant or the System. You may disclose to your employees only such confidential, proprietary or trade secret information as is necessary to operate your business hereunder and then only while this Agreement is in effect. Any and all information, knowledge, or know-how, including drawings, materials, equipment, marketing, recipes, and other data, that we designate as secret or confidential is deemed secret and confidential for purposes of this Agreement. Confidential and proprietary information for all purposes under this Agreement does not include information that: (i) at the time disclosed to or obtained by you is in the public domain; (ii) after being disclosed or obtained becomes part of the public domain other than through your breach of this Agreement; (iii) before disclosure was already in your possession, as evidenced by written records kept in the ordinary course of business or by proof of actual use; (iv) was received by you from a third party (other than our Affiliate) and which the third party had a bona fide right to possess and disclose without breaching any duty, obligation or restriction imposed by agreement, operation of law or otherwise; or (v) is independently developed by you without reference to information disclosed to you by us or our Affiliate. Disclosure of information in compliance with lawful legal process will not constitute a breach of this Agreement, provided, that you give us notice of such process and a reasonable opportunity to oppose the disclosure or seek other protective orders or remedies.

18.	Insurance.

(a)          Types and Extent of Coverage. You must obtain and maintain throughout the Term such insurance coverages with such limits as specified below (or such greater amounts of insurance as may be required by the terms of any lease or mortgage relating to the Premises) under policies issued by carriers rated “B+” or better by A.M. Best Company:

(i)          fire, extended coverage, vandalism, malicious mischief and special extended peril insurance at no less than the actual replacement value of the building (if owned), the contents, and improvements of the Restaurant;

(ii)         workers’ compensation and other insurance required by law;

(iii)        commercial general liability insurance on an “occurrence” form covering all operations by or on behalf of you, providing insurance for bodily injury liability, property damage liability and personal injury liability for the limits of liability indicated below and including coverage for:

(A)        Premises and Operations Liability;

(B)        Products and Completed Operations Liability;

(C)        Independent Contractors Protective Liability;

(D)        Blanket Contractual Liability insuring the obligations assumed by you under this Agreement; and

(E)         Incidental Medical Malpractice;

(iv)        automobile liability insurance, including non-owned automobiles, with limits of liability not less than $1,000,000 combined single limit each accident for bodily injury and property damage combined; and

(v)         fire legal liability, with a minimum coverage limit of $500,000, unless you own the Premises or have a cross-waiver of subrogation with your landlord.

The limits of liability required for the policies specified in (iii) above are: $1,000,000 each occurrence (combined single limit for bodily injury and property damage); $1,000,000 personal injury liability; $1,000,000 aggregate for products - completed operations; and $2,000,000 general aggregate. Except with respect to bodily injury and property damage included within the products and completed operations hazards, the aggregate limit must apply separately to each location if you operate at more than one location pursuant to multiple franchise agreements with us. You are also required to maintain an umbrella policy with a minimum of $1,000,000 of coverage, which must expressly provide coverage above the coverages listed above. We must be named as an additional insured on all your policies. These are only the minimum coverages required. We do not represent or warrant that these coverages are adequate. You should consult with your insurance advisors to assure that you obtain all required coverages as well as any additional types of coverages or higher limits that they may recommend.

(b)          Other Insurance Requirements. Upon request, you must deliver to us copies of all such policies of insurance and proof of payment therefor. All policies required hereunder must provide that the insurer will endeavor to give us written notice not less than 30 days before the date the coverage is canceled, altered, or permitted to lapse or expire. We may, from time to time, increase the limits of any required policy of insurance. If you fail to obtain or maintain the insurance coverages specified in Section 18.(a), we may, in our sole discretion, obtain and maintain insurance coverage up to the limits and types of coverages specified in Section 18.(a). If we obtain such coverage, you must reimburse us for all costs and expenses that we incur to obtain and maintain such insurance coverage, including all premiums paid or incurred by us.

19.	Termination by Us.

(a)          Automatic Termination. You will be in default under this Agreement, and the Franchise and all rights granted to you in this Agreement automatically terminate without notice to you, if: (i) you make a general assignment for the benefit of creditors, or a petition in bankruptcy is filed by you; (ii) such a petition is filed against and not opposed by you; (iii) you are adjudicated as bankrupt or insolvent; (iv) a bill in equity or other proceeding is filed for the appointment of a receiver or other custodian for your business or assets and consented to by you; (v) a receiver or other custodian (permanent or temporary) of your assets or property, or any part thereof, is appointed by any court of competent jurisdiction; (vi) proceedings for a composition with creditors under any state or federal law are instituted by or against you; (vii) a final judgment against you remains unsatisfied or of record for 30 days or longer (unless an appeal or supersedeas bond is filed); (viii) you are liquidated or dissolved; (ix) any portion of your interest in the Franchise becomes subject to an attachment, garnishment, levy or seizure by any creditor or any other person claiming against or in your rights; (x) execution is levied against your business or property; or (xi) the real or personal property of your Restaurant is sold after levy thereupon by any sheriff, marshal, or constable.

(b)          Upon Notice. The occurrence of any of the following events constitutes a default by you under this Agreement and we may, at our option, terminate the Franchise and all rights granted in this Agreement as a result of such default, without affording you any opportunity to cure the default, effective upon the earlier of receipt of notice of termination by you, or five days after mailing of such notice by us:

(i)          at any time you cease to operate or otherwise abandon the Restaurant or forfeit the right to do or transact business in the jurisdiction where the Restaurant is located or lose the right to possession of the Premises; provided however, that if any such loss of possession results from the governmental exercise of the power of eminent domain or if, through no fault of yours, the Premises are damaged or destroyed, then you will have 45 days after either such event in which to apply for our approval to relocate or reconstruct the premises of the Restaurant (which approval will not be unreasonably withheld), provided, that you either relocate or begin and diligently pursue reconstruction of the Restaurant within 60 days after the event;

(ii)         except as otherwise permitted in Sections 14 and 15, any owner of more than a 5% interest in you transfers all or part of such interest or you transfer any interest in the Franchise or a material portion of your assets or the assets of the Restaurant without our prior written consent;

(iii)        you, or any person or entity owning more than 5% of you, are (or is) proven to have engaged in fraudulent conduct or are (or is) convicted of, or pleads guilty or no contest to, a felony or a crime involving moral turpitude or any other crime or offense that is reasonably likely to have an adverse effect on the Chain, the Marks or the goodwill associated therewith; provided, that if the act or conviction involves your owner, we will not terminate the Franchise if you notify us promptly after you learn of the event constituting the default and within 15 days of the date of the notice, that either: (A) the person or entity that committed the wrongful act has divested his, her or its entire interest in you; or (B) you obtain our consent for such owner to maintain his, her or its ownership interest;

(iv)        an approved transfer is not effected within 9 months of your death or incapacity, or the death, incapacity or dissolution of an owner of an interest in you pursuant to Section 15;

(v)         you make any intentional, unauthorized disclosure or divulgence of the contents of any Manual or other confidential information provided to you by us;

(vi)        you are repeatedly notified of being in material default of any of the terms or requirements of this Agreement, whether or not such defaults are timely cured after notice;

(vii)       you fail to comply with any of your covenants set forth in Sections 16 or 17, fail to maintain the insurance coverages under Section 18, or make any material misrepresentation to us or breach any warranty or representation made to us, whether in this Agreement or otherwise;

(viii)      you knowingly or intentionally maintain false books or records or submit any false record, statement or report to us; or

(ix)         you, by act or omission, materially impair the value of, or the goodwill associated with, the Chain, any of the Marks or the System.

(c)          Upon Notice and Failure to Cure. In addition to those defaults provided for under subsections (a) or (b) above, you will be in default hereunder for any failure to maintain or comply with any of the terms, covenants, specifications, standards, procedures or requirements imposed by this Agreement or in any Manual, policy or procedure statement or other written document provided by us, or to carry out the terms of this Agreement in good faith. Except as provided under subsections (a) or (b) above, we will provide you with written notice and, except as provided in subsection 19.(c)(v) below, 15 days to cure or, if a default cannot reasonably be cured within 15 days, to begin within that time substantial and continuing action to cure such default and to provide us with evidence of such actions. If the defaults specified in such notice are not cured within the 15-day period, or if substantial and continuing action to cure has not been initiated, we may, at our option, terminate the Franchise effective on the earlier of the date of receipt by you of notice of termination or 5 days after the mailing of such notice by us. Such defaults include the occurrence of any of the following events:

(i)          you fail to construct, remodel, or commence operating the Restaurant in accordance with this Agreement;

(ii)         you fail, refuse, or neglect to promptly pay any monies owing to us, our Affiliates or the Marketing Fund or a Cooperative when due, or to submit the financial or other information required under this Agreement;

(iii)        any person or entity owning 5% or less of you transfers such interest in violation of this Agreement; provided, however, that we may condition your right to cure such a default upon you immediately notifying us of the unauthorized transfer and taking all actions necessary to either: (A) obtain our approval thereof; or (B) if approval is not desired or the transfer or transferee is not approved by us, to re-acquire the interest so transferred;

(iv)        you misuse or make any unauthorized use of the Marks;

(v)         you, by act or omission in connection with the operation of the Restaurant, permit a continuing violation of any applicable law, ordinance, rule, or regulation of a governmental body or an imminent threat or danger to public health or safety results from the construction, maintenance, or operation of the Restaurant (and, in the case of any such imminent threat or danger or any law, ordinance, rule or regulation for public health or safety, we have the right to reduce the cure period to 72 hours and require you to close the Restaurant until the cure is effected); or

(vi)        you commit a material breach of the lease for the Premises or suffer or permit the existence of any condition that could result in your default or material breach of such lease.

(d)          Materiality of Breaches. A breach or violation of any term, covenant, condition, warranty, representation or other obligation by you (other than a breach or violation that may be cured under Section 19.(c) and is in fact cured within the cure period specified in or pursuant to Section 19.(c)) constitutes a material breach and default under this Agreement.

20.	Obligations upon Transfer, Termination or Expiration.

(a)          Post Termination Obligations. Upon transfer, termination or expiration of the Franchise, all rights granted to you under this Agreement terminate and you are obligated to:

(i)          immediately cease to operate the business franchised under this Agreement, and not thereafter, directly or indirectly, represent to the public or hold yourself out as a Papa John’s franchisee with respect to such business;

(ii)         immediately and permanently cease to use, in any manner whatsoever, all confidential information, Designated Software, website, methods, procedures and techniques used by or associated with the System, and the proprietary Marks “Papa John’s,” “Papa John’s Pizza,” and all other Marks and distinctive forms, slogans, signs, symbols, logos and devices associated with the Papa John’s Chain, including in any website or domain name;.

(iii)        immediately return to us (or, if approved by us, to your transferee) any property held or used by you that is owned by us and cease to use, and either destroy or convey to us (or, if approved by us, to your transferee), all signs, advertising materials, displays, stationery, forms and any other materials that bear or display any of the Marks;

(iv)        take such actions as may be necessary to cancel any assumed name or similar registration that contains the mark “Papa John’s” or “Papa John’s Pizza” or any other Mark, and furnish us with evidence satisfactory to us of compliance with this obligation within thirty (30) days after transfer, termination or expiration of the Franchise;

(v)         if we elect to purchase the assets of the Restaurant pursuant to Section 20.(b) below, assign to us any interest that you have in any lease for the Premises; provided that we will use reasonable efforts to effect a termination of the existing lease for the Premises and enter into a new lease on reasonable terms with the landlord, provided, (A) if we are unable to negotiate an acceptable new lease, we will indemnify and hold you harmless from any ongoing liability under the lease from the date on which we assume possession of the Premises, (B) the assignment of the lease must be made at the same time as we purchase the assets of the Restaurant pursuant to Section 20.(b), and (C) if we do not elect to purchase the assets of the Restaurant, you must, within 10 days after termination or expiration of the Franchise, make such modifications and alterations to the Premises as may be necessary to distinguish the appearance of the Premises from that of other Papa John’s restaurants and make such specific additional changes thereto as we may reasonably request;

(vi)        promptly pay all sums owed to us and our Affiliates, and if the Franchise is terminated for any reason other than as a result of a material breach of this Agreement by us that is not cured within 30 days or such longer period as may be necessary after written notice thereof from you, such sums include all damages, costs, and expenses, including reasonable attorneys’ fees, incurred by us as a result of the default and the termination, which obligation will give rise to and remain, until paid in full, a lien in favor of us against any and all of the personal property, furnishings, equipment, signs, fixtures and inventory owned by you and located on the Premises on the date the Franchise terminated and we have the right to set off against and deduct any amounts owed to you by us or any of our Affiliates any or all sums owed to us or our Affiliates that remain unpaid 30 days after termination or expiration of this Agreement;

(vii)       pay to us all damages, costs and expenses, including reasonable attorneys’ fees, incurred by us subsequent to the transfer, termination or expiration of the Franchise in obtaining injunctive or other relief for the enforcement of any term, covenant or provision of this Agreement;

(viii)      immediately deliver to us (or, if approved by us, to your transferee) all Manuals, policy and procedure statements, instructions, and other materials related to operating the Restaurant, including brochures, charts and any other materials provided by us and all copies thereof, and you will neither retain nor convey to another (other than an approved transferee) any copy or record of any of the foregoing and, in the case of expiration or termination of the Franchise, you will allow us to remove the Designated Software as described in Section 10.(c)(iii)(E);

(ix)         if requested by us, take all further action and execute all documents necessary to convey and assign to us all telephone numbers that have been used in the operation of the Restaurant or if we do not so request, cease all use of such telephone numbers;

(x)          not, for a period of two (2) years after the transfer, termination or expiration of the Franchise (the “Restricted Period”), regardless of the reason for any such termination or expiration, within a 10-mile radius of (1) the Restaurant, or (2) any business location at which we or an Affiliate or our franchisee then operates a Papa John’s restaurant or other Papa John’s business,

(A)         directly or indirectly, irrespective of whether compensation is provided, enter into the employ of, render any service to or act in concert with any person, partnership, limited liability company, corporation or other entity that owns, operates, manages, franchises or licenses any Competitive Business, or

(B)         directly or indirectly, irrespective of whether compensation is provided, engage in any such Competitive Business on your own account, or

(C)         become interested in any such Competitive Business, directly or indirectly, irrespective of whether compensation is provided, as an individual, partner, member, shareholder, director, officer, principal, agent, employee, consultant or in any other relationship or capacity, provided that the purchase of a publicly traded security of a corporation engaged in such business or service does not in itself constitute a breach of this Section so long as you do not own, directly or indirectly, more than 1% of the securities of such corporation, or

(D)         divert or attempt to divert any business or any customers of the Papa John’s chain to any Competitive Business.

You are also hereby obligated to comply with the other covenants contained in this Agreement that expressly or necessarily by their terms survive the expiration, termination or transfer of this Agreement, including, but not limited to, the covenants not to disclose trade secrets or confidential information contained in Sections 16 and 17.

(b)          Asset Purchase Option. Upon termination of this Agreement by us, upon termination of this Agreement by you without cause or upon expiration of this Agreement, we have the option, exercisable by giving written notice thereof within 15 days from the date of such expiration or termination, to purchase from you all (except as otherwise provided in this Section) the assets used in the Restaurant. Assets subject to this purchase option include leasehold improvements, equipment (including the Information System), furniture, fixtures, signs and inventory for the Restaurant, but not any real property. We have the unrestricted right to assign this option to purchase. We or our assignee are entitled to all customary warranties and representations given by the seller of a business, including representations and warranties as to: (i) ownership, condition and title to assets; (ii) liens and encumbrances relating to the assets; and (iii) validity of contracts and liabilities inuring to us or affecting the assets, contingent or otherwise. The purchase price for the assets of the Restaurant will be the fair market value thereof, determined as of the date of termination or expiration of this Agreement in a manner consistent with reasonable depreciation of leasehold improvements owned by you and the equipment, furniture, fixtures, signs and inventory of the Restaurant, provided that the purchase price will not contain any factor or increment for any trademark, service mark or other commercial symbol used in connection with the operation of the Restaurant, or any goodwill or “going concern” value for the Restaurant; and further provided that we may exclude from the assets purchased hereunder any equipment, furniture, fixtures, signs and inventory that do not, as determined by us in our sole discretion, meet quality standards for Papa John’s restaurants. If you and we are unable to agree on the fair market value of the assets, the fair market value will be determined by an independent appraiser selected by us and you. If you and we are unable to agree on a single appraiser, each party must select one appraiser, who must select a third appraiser, and the fair market value will be the average of the three independent appraisals. The fees and costs of such appraiser or appraisers will be borne equally by you and us. Except as provided above, nothing contained herein restricts the manner in which the appraisers so selected value the leasehold improvements, equipment, furniture, fixtures, signs and inventory. The purchase price will be paid in cash, a cash equivalent, or marketable securities of equal value at the closing of the purchase, which must take place no later than 90 days after receipt by you of notice of exercise of this option to purchase, at which time you must deliver instruments transferring to us or our assignee: (1) good and merchantable title to the assets purchased, free and clear of all liens and encumbrances (other than liens and security interests acceptable to us or our assignee), with all sales and other transfer taxes paid by you; and (2) all licenses and permits of the Restaurant that may be assigned or transferred. If you cannot deliver clear title to all of the purchased assets as aforesaid, or if there are other unresolved issues, the closing of the sale may, at our election, be accomplished through an escrow. Further, you must, before closing, comply with all applicable legal requirements, including the bulk sales provisions of the Uniform Commercial Code of the state in which the Restaurant is located. We have the right to set off against and reduce the purchase price by any and all amounts owed by you to us or our Affiliates, and the amount of any encumbrances or liens against the assets or any obligations assumed by us. You and each owner of an interest in you must indemnify us against all liabilities not so assumed. If we or our assignee exercise this option to purchase, pending the closing of such purchase as hereinabove provided, we have the right to appoint a manager to maintain the operation of the Restaurant as set forth under Section 15.(b). Alternatively, we may require you to close the Restaurant during such time period without removing any assets from the Restaurant. You must maintain in force all insurance policies required pursuant to this Agreement, until the closing on the sale.

21.	Independent Contractor; Indemnification.

(a)          Independent Contractor. This Agreement creates only a contractual relationship between the parties subject to normal rules of contract law. This Agreement does not create a fiduciary relationship between us and you and you are and will remain an independent contractor. Nothing in this Agreement is intended to constitute either party an agent, legal representative, subsidiary, joint venturer, partner, employee, or servant of the other for any purpose whatsoever. You will hold yourself out to the public as an independent contractor, separate and apart from us. You will not make any contract, agreement, warranty or representation on our behalf without our prior written consent, nor incur any debt or other obligation in our name. This Agreement does not confer any rights or benefits to any person or entity not expressly named herein.

(b)          Business Management. You acknowledge that: (i) we will have no responsibility for the day-to-day operations of the Restaurant or the management of your business, including ensuring the safety and security of your customers or employees; (ii) you independently control the operation of your business and the results of your operations will depend almost exclusively on your business acumen and promotional and managerial efforts; and (iii) we have no responsibility for or control or supervision of your employment practices.

(c)          Indemnification. We will not be liable by reason of any act or omission by you in your operation of the Restaurant or for any claim, cause of action or judgment arising therefrom against you or us. You must hold harmless, defend and indemnify us and our Affiliates, and our and their respective shareholders, officers, directors, agents, and employees, from and against any and all losses, expenses, judgments, claims, costs (including reasonable attorney fees) and damages arising out of or in connection with any claim or cause of action in which we are or become a named defendant and that arises, directly or indirectly, out of the construction or operation of, or in connection with, your Restaurant, other than a claim finally determined to have resulted directly from our negligence.

22.	Your Representations. You hereby acknowledge and represent that:

(a)          All information submitted to us by you or those owning an interest in you, including all applications, financial statements and other documents and information, is true and correct in all respects and does not omit any material statement or item of fact necessary to make the statements made therein not false or misleading.

(b)          We have not represented to you that: (i) you will earn, can earn, or are likely to earn a gross or net profit; (ii) we have knowledge of the relevant market; or (iii) the market demand will enable you to earn a profit from the Franchise.

(c)          You have read and understood this Agreement. We make no representation or warranty regarding your relevant market or the profitability of business operations under the System. You are entering into this Agreement as a result of your own independent investigation of our franchised business and not as a result of any representations by us, or by any of our Affiliates or our or their officers, directors, shareholders, employees or agents, that are contrary to or inconsistent with the terms of this Agreement or the Franchise Disclosure Document that we furnished to you in connection with the offer and sale of Papa John’s franchises.

(d)          You accept the terms, conditions and covenants contained in this Agreement as being reasonable and necessary to maintain our standards of quality, service and uniformity and in order to protect and preserve the goodwill of the Marks. Other franchisees of ours have been or will be granted franchises at different times and in different situations and the provisions of the franchise agreements pursuant to which such franchises were granted may vary materially from those contained in this Agreement. Your obligation arising hereunder may differ substantially from other franchisees.

(e)          You recognize that the System may evolve and change over time and that the Franchise involves an investment of substantial risk and its success is dependent primarily upon your business acumen and your efforts and other factors beyond our control. You have conducted an independent investigation of the Franchise and have had ample time and opportunity to consult with independent professional advisors (lawyers, accountants, etc.), and have not received or relied upon any express or implied guarantee as to potential volumes, revenues, profits or success of the business venture contemplated by the Franchise.

(f)          Neither you nor any shareholder, member or other holder of any ownership interest in you is subject to or has entered into any other agreement, promise, representation, warranty, covenant, court order or other legal or equitable obligation that conflicts with this Agreement or prohibits or limits your entering into this Agreement or your ability to perform your obligations under this Agreement.

23.	ENFORCEMENT.

(a)          ARBITRATION. EXCEPT FOR CONTROVERSIES, DISPUTES OR CLAIMS RELATED TO OR BASED ON: (1) ANY ACTION TO STOP OR PREVENT ANY THREAT OR DANGER TO PUBLIC HEALTH OR SAFETY RESULTING FROM THE CONSTRUCTION, MAINTENANCE, OR OPERATION OF THE RESTAURANT; (2) ANY DEBT COLLECTION ACTION (OTHER THAN OUR ENFORCEMENT OF YOUR OBLIGATION TO CONTRIBUTE TO A COOPERATIVE); OR (3) AT THE CLAIMANT’S OPTION, ANY ALLEGED VIOLATION OF ANY PROVISION OF SECTION 16, 17 OR 20. (a)(x) HEREOF, OR USE OF THE MARKS AFTER THE EXPIRATION OR TERMINATION OF THIS AGREEMENT; ALL CONTROVERSIES, DISPUTES OR CLAIMS BETWEEN US (INCLUDING OUR AFFILIATES, SHAREHOLDERS, OFFICERS, DIRECTORS, AGENTS OR EMPLOYEES)AND YOU (INCLUDING YOUR OWNERS, GUARANTORS, AFFILIATES AND EMPLOYEES, IF APPLICABLE) ARISING OUT OF OR RELATED TO:

(i)          THIS AGREEMENT OR ANY OTHER AGREEMENT BETWEEN YOU AND US OR ANY PROVISION OF ANY SUCH AGREEMENT, INCLUDING YOUR OBLIGATION TO CONTRIBUTE TO A COOPERATIVE;

(ii)         OUR RELATIONSHIP WITH YOU, INCLUDING ISSUES RELATING TO OUR DECISION TO TERMINATE THAT RELATIONSHIP;

(iii)        THE VALIDITY OF THIS AGREEMENT OR ANY OTHER AGREEMENT BETWEEN YOU AND US OR ANY PROVISION OF ANY SUCH AGREEMENT; OR

(iv)         ANY STANDARD, SPECIFICATION OR OPERATING PROCEDURE RELATING TO THE ESTABLISHMENT OR OPERATION OF THE RESTAURANT

MUST BE SUBMITTED ON DEMAND OF EITHER PARTY TO THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) FOR A BINDING ARBITRATION PROCEEDING TO BE CONDUCTED IN LOUISVILLE, KENTUCKY AND HEARD BY ONE ARBITRATOR IN ACCORDANCE WITH THE THEN CURRENT ARBITRATION RULES OF AAA. ALL MATTERS RELATING TO ARBITRATION WILL BE GOVERNED BY THE FEDERAL ARBITRATION ACT (9 U.S.C. §§ 1 ET SEQ.) AND NOT BY ANY STATE ARBITRATION LAW.

THE ARBITRATOR WILL HAVE THE JURISDICTION, POWER AND AUTHORITY TO AWARD OR INCLUDE IN THE AWARD ANY RELIEF THAT THE ARBITRATOR DEEMS PROPER IN THE CIRCUMSTANCES, INCLUDING MONEY DAMAGES (WITH INTEREST ON UNPAID AMOUNTS FROM THE DATE DUE OR DATE DAMAGES ARISE OR ARE INCURRED), SPECIFIC PERFORMANCE, INJUNCTIVE RELIEF AND ATTORNEYS’ FEES AND COSTS, PROVIDED THAT THE ARBITRATOR WILL NOT HAVE THE POWER TO DECLARE ANY MARK GENERIC OR OTHERWISE INVALID OR, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, TO AWARD EXEMPLARY OR PUNITIVE DAMAGES. THE AWARD AND DECISION OF THE ARBITRATOR WILL BE CONCLUSIVE AND BINDING UPON ALL PARTIES HERETO, AND JUDGMENT UPON THE AWARD MAY BE ENTERED IN ANY COURT OF COMPETENT JURISDICTION.

WE AND YOU ARE BOUND BY THE PROVISIONS OF ANY LIMITATION ON THE PERIOD OF TIME IN WHICH CLAIMS MUST BE BROUGHT UNDER APPLICABLE LAW OR THIS AGREEMENT, WHICHEVER EXPIRES EARLIER. IN CONNECTION WITH ANY SUCH ARBITRATION PROCEEDING, EACH PARTY MUST SUBMIT OR FILE ANY CLAIM THAT WOULD CONSTITUTE A COMPULSORY COUNTERCLAIM (AS DEFINED BY RULE 13 OF THE FEDERAL RULES OF CIVIL PROCEDURE) WITHIN THE SAME PROCEEDING AS THE CLAIM TO WHICH IT RELATES. ANY SUCH CLAIM THAT IS NOT SUBMITTED OR FILED AS DESCRIBED ABOVE WILL BE FOREVER BARRED.

EXCEPT FOR INCLUSION OF RELATED PARTIES AS EXPRESSLY PROVIDED IN THIS SECTION 23.(a), ARBITRATION MUST BE CONDUCTED ON AN INDIVIDUAL BASIS, NOT A CLASS-WIDE OR OTHER COLLECTIVE BASIS, AND THAT ANY ARBITRATION PROCEEDING BETWEEN US (INCLUDING OUR AFFILIATES, SHAREHOLDERS, OFFICERS, DIRECTORS, AGENTS OR EMPLOYEES) AND YOU (INCLUDING YOUR OWNERS, GUARANTORS, AFFILIATES OR EMPLOYEES, IF APPLICABLE) MAY NOT BE CONSOLIDATED WITH OR BROUGHT AS PART OF ANY OTHER ARBITRATION PROCEEDING BETWEEN US AND ANY OTHER PERSON, CORPORATION, LIMITED LIABILITY COMPANY, PARTNERSHIP OR ASSOCIATION.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 23.(a), WE AND YOU EACH HAVE THE RIGHT IN A PROPER CASE TO BRING AN ACTION TO OBTAIN A TEMPORARY RESTRAINING ORDER OR TEMPORARY OR PRELIMINARY INJUNCTIVE RELIEF FROM A COURT OF COMPETENT JURISDICTION (SUBJECT TO THE PROVISIONS OF SECTION 23.(c)), PROVIDED, THAT WE AND YOU MUST CONTEMPORANEOUSLY SUBMIT OUR DISPUTE FOR ARBITRATION ON THE MERITS AS PROVIDED HEREIN, EXCEPT AS OTHERWISE PROVIDED IN THE FIRST PARAGRAPH OF THIS SECTION 23.(a).

THE PROVISIONS OF THIS SECTION ARE INTENDED TO BENEFIT AND BIND CERTAIN THIRD PARTY NON-SIGNATORIES AND CONTINUE IN FULL FORCE AND EFFECT SUBSEQUENT TO AND NOTWITHSTANDING THE EXPIRATION OR TERMINATION OF THIS AGREEMENT.

(b)          GOVERNING LAW. ALL MATTERS RELATING TO ARBITRATION WILL BE GOVERNED BY THE UNITED STATES FEDERAL ARBITRATION ACT (9 U.S.C. §§1 ET SEQ). EXCEPT TO THE EXTENT GOVERNED BY THE FEDERAL ARBITRATION ACT, THE UNITED STATES TRADEMARK ACT OF 1946 (LANHAM ACT, 15 U.S.C. SECTIONS 1051 ET SEQ.) OR OTHER APPLICABLE PREEMPTIVE FEDERAL LAW, THIS AGREEMENT AND ALL CLAIMS ARISING FROM THE RELATIONSHIP BETWEEN US AND YOU WILL BE GOVERNED BY THE LAWS OF THE COMMONWEALTH OF KENTUCKY, WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES.

(c)          CONSENT TO JURISDICTION AND VENUE. ALL JUDICIAL ACTIONS BROUGHT BY US AGAINST YOU OR YOUR OWNERS OR BY YOU OR YOUR OWNERS AGAINST US OR OUR SUBSIDIARIES, AFFILIATES, SHAREHOLDERS, OFFICERS, DIRECTORS, AGENTS OR EMPLOYEES MUST BE BROUGHT IN A COURT OF COMPETENT JURISDICTION IN JEFFERSON COUNTY, KENTUCKY OR FEDERAL DISTRICT COURT FOR THE WESTERN DISTRICT OF KENTUCKY, LOUISVILLE DIVISION, AND YOU (AND EACH OWNER) IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS AND WAIVE ANY OBJECTION YOU, HE OR SHE MAY HAVE TO EITHER THE JURISDICTION OF OR VENUE IN SUCH COURTS. NOTWITHSTANDING THE FOREGOING, WE MAY BRING AN ACTION TO OBTAIN A RESTRAINING ORDER OR TEMPORARY OR PRELIMINARY INJUNCTION, OR ENFORCE AN ARBITRATION AWARD, IN ANY FEDERAL OR STATE COURT OF GENERAL JURISDICTION IN THE STATE IN WHICH YOU RESIDE OR IN WHICH THE RESTAURANT IS LOCATED.

(d)          WAIVER OF PUNITIVE DAMAGES. EXCEPT WITH RESPECT TO YOUR OBLIGATION TO INDEMNIFY US PURSUANT TO SECTION 21 AND CLAIMS WE BRING AGAINST YOU UNDER SECTIONS 16.(c), 16.(f), 17 OR 20.(a)(x), WE AND YOU AND YOUR OWNERS WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO OR CLAIM FOR ANY PUNITIVE OR EXEMPLARY DAMAGES AGAINST THE OTHER AND STIPULATE THAT, IN THE EVENT OF A DISPUTE BETWEEN US, THE PARTY MAKING A CLAIM IS LIMITED TO EQUITABLE RELIEF AND TO RECOVERY OF ANY ACTUAL DAMAGES IT SUSTAINS (INCLUDING PREJUDGMENT INTEREST).

(e)          WAIVER OF JURY TRIAL. WE AND YOU IRREVOCABLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER AT LAW OR IN EQUITY, BROUGHT BY EITHER OF US.

(f)          LIMITATIONS OF CLAIMS. EXCEPT FOR CLAIMS BROUGHT BY US WITH REGARD TO YOUR OBLIGATIONS UNDER SECTIONS 16, 17 OR 20.(a)(x), AND YOUR OBLIGATION TO INDEMNIFY US PURSUANT TO SECTION 21, ANY AND ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATIONSHIP OF YOU AND US PURSUANT TO THIS AGREEMENT MUST BE COMMENCED WITHIN ONE (1) YEAR FROM THE DATE ON WHICH THE ACT OR EVENT GIVING RISE TO THE CLAIM OCCURRED, OR ONE (1) YEAR FROM THE DATE ON WHICH THE CLAIMANT KNEW OR SHOULD HAVE KNOWN, IN THE EXERCISE OF REASONABLE DILIGENCE, OF THE FACTS GIVING RISE TO SUCH CLAIMS, WHICHEVER LATER OCCURS.

(g)          Costs, Expenses and Attorneys’ Fees. Except as provided in Sections 16.(f), 20 and 21, each party must pay its own costs, expenses and attorneys’ fees in any arbitration, claim, suit or proceeding arising out of this Agreement or the franchise relationship of the parties.

24.         Notices. All notices, requests, demands and other communications required or permitted to be given or made under this Agreement must be in writing and given: (i) by personal delivery; or (ii) provided such notice, request, demand or communication is actually received by the party to which it is addressed in the ordinary course of delivery, by deposit in the United States mail, postage prepaid; or (iii) by registered or certified mail, return receipt requested, postage prepaid; or (iv) by delivery to a nationally-recognized overnight courier service; in each case addressed as follows, or to such other person or entity as either party may designate by notice to the other in accordance herewith:

Us:	If by Mail:

P.O. Box 99900

Louisville, Kentucky 40269-0900

ATTN: General Counsel

If by Courier or Personal Delivery:

2002 Papa John’s Boulevard

Louisville, Kentucky 40299-2367

ATTN: General Counsel

You:	5148 Spanish Heights Drive

Las Vegas, Nevada 89148
ATTN: Kenneth Antos

Except as otherwise provided herein, a notice will be deemed to have been given: (a) on the date of personal delivery to a party; (b) the date of actual receipt by regular US Mail; (c), two business days after deposit with a nationally recognized courier service; or (d) three business days after deposit in the United States registered or certified mail, return receipt requested.

25.	Miscellaneous.

(a)          Insolvency Proceeding. In any event described in Section 19.(a) (an “Insolvency Proceeding”), the following provisions apply:

(i)          Fees and Expenses. In the event of any Insolvency Proceeding, you must pay all reasonable fees and expenses (including attorneys’ fees) incurred by us or our Affiliates in: (A) advising, structuring, drafting, reviewing, administering or amending the Agreement and/or (B) terminating, enforcing or otherwise protecting our rights under the Agreement in such Insolvency Proceeding, irrespective of whether suit is brought by or against us (the “Insolvency Expenses”).

(ii)         Enforcement of Agreement in Insolvency Proceeding. If you continue to operate the Franchise and otherwise continue to accept the benefits of this Agreement during the pendency of any Insolvency Proceeding, you will remain bound by each term and provision of this Agreement and you acknowledge that you will be benefitted by the continued use and enjoyment of the rights and benefits provided to you by and under this Agreement. You acknowledge that the value of such ongoing benefit is equal to the amount(s) payable under this Agreement and so long as you continue to operate the Franchise and otherwise continue to accept the benefits of this Agreement during the pendency of any Insolvency Proceeding, you must timely pay all of the amounts due under this Agreement in the manner provided by this Agreement.

(iii)        Assumption and/or Assignment of Agreement. In any Insolvency Proceeding, this Agreement cannot be assigned and/or assumed under 11 U.S.C. Sections 363 or 365 or otherwise, without our express written consent, which consent may be given or withheld in our sole and absolute discretion. In order to assume and/or assign the Agreement in any Insolvency Proceeding, the defaults that must be cured as an express condition to such assumption and/or assignment and otherwise in accordance with 11 U.S.C. Section 365(b)(1) include the Insolvency Expenses plus all amounts due from you to: (A) Papa John’s, (B) any and all Affiliate(s) of Papa John’s, (C) PJFS, and (D) the Papa John’s Marketing Fund, Inc. or Papa Card, Inc., whether the amounts due from you arise under this Agreement or otherwise.

(iv)        Rejection of Agreement. Rejection of this Agreement in any Insolvency Proceeding, whether pursuant to 11 U.S.C. 365 or otherwise, will result in a termination of this Agreement and a revocation and reversion to us of the Franchise and all of the rights provided to you under this Agreement.

(b)          Tolling; Severability. During any period in which any covenant in Section 16 or 17 is being breached by you, including any period in which we or you are seeking arbitral or judicial enforcement, interpretation or modification of any such covenant, and all appeals thereof, the Restricted Period will be tolled and be suspended. You are bound to the maximum extent permitted by law that is subsumed within the terms of any provision hereof, as though it were separately articulated in and made a part of this Agreement, that may result from the striking of any provision hereof by a court or arbitrator, or that a court or arbitrator holds to be unenforceable in a final decision to which we are a party, or that may result from reducing the scope of any provision to the extent required to comply with a court order, arbitral award or decisions or with any applicable state or federal law, whether currently in effect or subsequently enacted.

(c)          Construction. All references herein to the masculine, neuter or singular will be construed to include the masculine, feminine, neuter or plural, as the case may require. All acknowledgements, warranties, representations, covenants, agreements and obligations herein made or undertaken by you are deemed jointly and severally undertaken by all those executing this Agreement as you. All uses of the words “include”, “includes” and “including” mean “including but not limited to” or “including without limitation.”

(d)          Entire Agreement. This Agreement, the documents incorporated herein by reference and the Exhibits attached hereto, constitute the entire agreement between the parties, and all prior understandings or agreements concerning the subject matter hereof are canceled and superseded by this Agreement, provided, nothing in this Agreement is intended to disclaim any representations made in the Franchise Disclosure Document furnished in connection with the offer and sale of Papa John’s franchises. The Exhibits to this Agreement are incorporated herein by reference and made a part hereof as if set out in full herein.

(e)         Affiliate. As used in this Agreement, the term “Affiliate” means any person or entity that is owned or controlled by, or that owns or controls, or is under common control with, an identified person or entity, directly or through one or more intermediaries.

(f)          Amendments. Except for those permitted to be made unilaterally by us, no supplement, amendment or variation of the terms of this Agreement is valid unless made in writing and signed by the parties hereto.

(g)         Waivers. No failure to exercise any right hereunder or to insist upon strict compliance with any obligation, agreement or undertaking hereunder, and no custom or practice of the parties at variance with the terms hereof, constitutes a waiver of any right to demand full and exact compliance with the terms hereof. Waiver of any particular default does not affect or impair any rights with respect to any subsequent default of the same or of a different nature, nor does any delay or omission to exercise any right arising from such default affect or impair any rights as to such default or any subsequent default.

(h)         Counterparts. This Agreement may be executed in several counterparts, each of which constitutes an original, and all of which together constitute one and the same instrument.

(i)          Headings. The headings used in this Agreement are for convenience only, and the paragraphs will be interpreted as if such headings were omitted.

(j)          Time of Essence. Time is of the essence with regard to your obligations hereunder and that all of your obligations are material to us and this Agreement.

(k)         Effective Date. This Agreement is effective only upon execution by an authorized representative of Papa John’s and delivery to you. The date that we set forth in Section 25.(m) is the Effective Date of this Agreement.

(l)          Policies. We may, after consulting with the Franchise Advisory Council, an advisory board representing our domestic franchisees, or any successor approved by us (the “FAC”), periodically adopt and amend policies on: (i) how Alternative Ordering Areas are defined and changed; (ii) restaurant closings; and (iii) PJFS profitability. We will not make any substantive changes to any of these three policies that will have, or could reasonably be expected to have in the next 12 months after the change, any adverse affect on the sales or profitability of a majority of the franchised Papa John’s restaurants, without first presenting the change(s) to the FAC. At such meeting the members of the FAC will be allowed to comment on the changes, make suggestions and vote for or against the changes per normal practice. However, notwithstanding any comments, objections or vote against the proposed change(s), we have the final decision on these policies, including changes, eliminating one or more polices and the interpretation of them as they may exist from time to time.

(m)         Identification of Restaurant; Initial Term. The Location, Telephone Number, Store Number used to identify the Restaurant in the Papa John’s chain and Effective Date are as follows:

(i)           Location:        5015 Foothills Boulevard, Suite 4

   Roseville, California 95747-6503

(ii)	Telephone Number: 916-780-7272

(iii)	Store Number: 4543

(iv)	Effective Date: November 29, 2014

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

PRB I LLC

By:	/s/ Kenneth Antos
Title:	Managing Member

PAPA JOHN’S INTERNATIONAL, INC.

By:	/s/ Tim O’Hern
Title:	Chief Development Officer

PAPA JOHN’S

FRANCHISE AGREEMENT

EXHIBIT A

ADDENDUM TO LEASE

THIS ADDENDUM TO LEASE, dated                                , 20       ________________ , is entered into by and between                             (“Lessor”), and                             (“Lessee”).

RECITALS:

A.           The parties hereto have entered into a certain Lease Agreement, dated                    , 20____, and pertaining to the premises located at                                      (the “Lease”).

B.           Lessor acknowledges that Lessee intends to operate a Papa John’s restaurant in the leased premises (the “Premises”) under a Papa John’s Franchise Agreement (the “Franchise Agreement”) with Papa John’s International, Inc. (“PJI”).

C.           The parties now desire to amend the Lease in accordance with the terms and conditions contained herein.

AGREEMENT:

NOW, THEREFORE, it is hereby mutually covenanted and agreed between Lessor and Lessee as follows:

1.          Remodeling and Decor. Lessee has the right to remodel, equip, paint and decorate the interior of the Premises and to display such proprietary marks and signs on the interior and exterior of the Premises as Lessee is reasonably required to do pursuant to the Franchise Agreement and any successor Franchise Agreement under which Lessee may operate a Papa John’s business in the Premises.

A-1

2.          Assignment. Lessee has the right to assign all of its right, title and interest in the Lease to PJI or any Affiliate or franchisee of PJI at any time during the term of the Lease, including any extensions or renewals thereof, without first obtaining Lessor’s consent. However, no assignment will be effective until such time as PJI or its designated Affiliate gives Lessor written notice of its acceptance of such assignment, and nothing contained herein or in any other document constitutes PJI or its designated Affiliate a party to the Lease, or guarantor thereof or creates any liability or obligation of PJI or any Affiliate of PJI unless and until the Lease is assigned to, and accepted in writing by, PJI or its designated Affiliate.

3.	Default and Notice.

(a)          If there is a default or violation by Lessee under the terms of the Lease, Lessor will give Lessee and PJI notice of such default or violation within a reasonable time after Lessor receives knowledge of its occurrence.

(b)          All notices to PJI must be sent by registered or certified mail, postage prepaid, to the following address:

Papa John’s International, Inc.

P.O. Box 99900

Louisville, Kentucky 40269-0900

Attn: General Counsel

PJI may change its address for receiving notices by giving Lessor written notice of such new address. Lessor agrees that it will notify both Lessee and PJI of any change in Lessor’s mailing address to which notices should be sent.

4.          Termination or Expiration. Upon the expiration or termination of either the Lease or the Franchise Agreement, Lessor will allow PJI to enter the Premises, without being guilty of trespass and without incurring any liability to Lessor, to remove all signs and other items identifying the Premises as a Papa John’s restaurant and to make such other modifications as are reasonably necessary to protect PJI’s proprietary marks and the Papa John’s System, and to distinguish the Premises from Papa John’s restaurants. Provided, however, that this obligation of Lessor shall be conditioned upon PJI giving Lessor prior notice of the modifications to be made and the items to be removed.

5.	Consideration; No Liability.

(a)          Lessor hereby acknowledges that the provisions of this Addendum to Lease are required pursuant to the Franchise Agreement under which Lessee plans to operate its business and that Lessee would not lease the Premises without this Addendum.

(b)          Lessor further acknowledges that Lessee is not an agent or employee of PJI and that Lessee has no authority or power to act for, or to create any liability on behalf of, or to in any way bind PJI or any Affiliate of PJI, and that Lessor has entered into this Addendum to Lease with full understanding that it creates no duties, obligations or liabilities of or against PJI or any Affiliate of PJI.

A-2

6.          Amendments. No amendment or variation of the terms of this Addendum to Lease shall be valid unless made in writing and signed by the parties hereto.

7.          Reaffirmation of Lease. Except as amended or modified herein, all of the terms, conditions and covenants of the Lease shall remain in full force and effect and are incorporated herein by reference and made a part hereof as though copied herein in full.

8.          Affiliate. As used in this Agreement, the term “Affiliate” shall mean any person or entity that is owned or controlled by PJI or which owns or controls PJI or is under common control with PJI, directly or through one or more intermediaries.

IN TESTIMONY WHEREOF, witness the signatures of the parties hereto as of the day, month and year first written above.

By:

Title:

(“Lessor”)

By:

Title:

(“Lessee”)

A-3

PAPA JOHN’S

FRANCHISE AGREEMENT

EXHIBIT B

ASSIGNMENT OF TELEPHONE NUMBERS,

LISTINGS AND ELECTRONIC CHANNELS

THIS ASSIGNMENT is entered into this 29th day of November      , 2014 , in accordance with the terms of that certain Papa John’s International, Inc. Franchise Agreement (the “Franchise Agreement”) between       PRB I LLC        (“You”) and Papa John’s International, Inc., a Delaware corporation (“we”, “us” or “Papa John’s”), executed concurrently with this Assignment, under which we granted you the right to own and operate a Papa John’s restaurant located at 5015 Foothills Boulevard, Suite 4, Roseville, CA 95747-6503               (the “Restaurant”).

FOR VALUE RECEIVED, you hereby assign to us all of your right, title and interest in and to those certain telephone numbers listed below and regular, classified or other telephone directory listings and listings or advertisements on or in any other directory, internet website, domain name, social media site or channel (such as, but not limited to, Facebook and Twitter accounts or sites) and other digital or electronic marketing channel or media that includes or is associated with our trademarks and service marks and used from time to time in connection with the operation of the Restaurant at the address provided above (collectively, the “Telephone Numbers and Listings”). Except as specified herein, we shall have no liability or obligation of any kind whatsoever arising from or in connection with this Assignment, unless we notify the telephone company or other directory provider and/or the listing agencies with which you have placed telephone directory listings (all such entities are collectively referred to herein as the “Telephone Company”) to effectuate the assignment pursuant to the terms hereof.

PAPA JOHN’S INTERNATIONAL, INC.:			YOU:

By:	/s/ Tim O’Hern		By:	/s/ Kenneth Antos
	Title:	Chief Development Officer		Title:	Managing Member

Telephone Numbers:

916-780-7272

B-1

PAPA JOHN’S

FRANCHISE AGREEMENT

EXHIBIT C

LETTER OF INTENT

[date]

[name]

[company]

[street address]

[city, state, zip]

RE:	[subject]

Dear [name]:

This Letter of Intent (“LOI”) sets forth the proposal as to the material provisions addressed herein and a bona fide offer (the “Transaction”) for the acquisition by                  (“Buyer”) of                   (     ) Papa John’s restaurants (the “Restaurants”) from__________ (the “Seller” or “Company”), as more particularly described on Exhibit A attached hereto.

This LOI is to be used as a guide in the negotiation of a definitive asset purchase agreement (“Purchase Agreement”), and does not preclude other mutually satisfactory provisions from being included in the Purchase Agreement. The Buyer and Seller will work in good faith toward entering into a definitive Purchase Agreement, which shall contain, among other things, the following terms and conditions.

1.          Acquired Assets. This transaction is an asset purchase. At Closing, Seller will sell, transfer and assign to Buyer, free and clear of all liens, restrictions and encumbrances, substantially all of the assets used in the operation of the Restaurants owned by the Seller or assignable as the case may be, including, but not limited to personal property, equipment, supplies, signs, smallwares, food, supplies, inventory, furniture and fixtures, permits, intellectual property, point-of-sale hardware (“POS equipment”), computer system (both computer hardware and software), contracts, improvements, and leasehold interests, customer data, business records, marketing materials, franchise agreements, additional development rights (collectively, the “Purchased Assets”).

2.          Purchase Price. The Buyer will pay to the Seller                        Dollars ($                 ) for the Restaurants, as follows:

C-1

a.           Buyer will pay Seller $               by certified check or wire transfer at the Closing; [and

b.           Buyer will tender to Seller a promissory note (the “Note”) in the principal amount of $             at a [fixed annual interest rate of         %] [variable rate equal to the “Prime Rate” published in The Wall Street Journal, plus        %], to be repaid as follows:

i.	optional terms and provisions

ii.	optional terms and provisions

The Note will be secured by a first-priority security interest granted by Buyer to Seller in all of the Purchased Assets and will be guaranteed by the principal owners of Buyer.]

3.          Utilities. Utility deposits will become the property of the Buyer. The Buyer will be responsible for all service transfers. The Seller will assist the Buyer in obtaining such transfers.

4.          Real Estate Leases. The Seller will assign the third party real estate leases with respect to the Restaurants (the “Real Property Leases”) to the Buyer. The Seller will assist in securing these real property lease assignments to Buyer, as well as all estoppel certificates required by the Buyer’s lender, from Lessors and Sub-Lessors for all appropriate restaurant locations. Buyer will assist the Seller in obtaining such assignments and estoppel certificates. Any applicable assignment fees payable to the Lessors shall be shared equally by Buyer and Seller.

5.          Liens and Encumbrances. At Closing, the Purchased Assets will be conveyed to Buyer free and clear of any liens or encumbrances [except as may be expressly agreed to by Buyer] and the Seller will provide adequate assurances that Seller has paid in full or in due course all of its obligations to Papa John’s International, Inc. and its affiliates (“Franchisor”), the Papa John’s Marketing Fund, Inc., any Papa John’s advertising cooperative to which Seller is required to contribute in relation to the Restaurants, other trade payables, taxes and other obligations that might result in a claim upon the Restaurants, the Purchased Assets or the Papa John’s franchise pursuant to which the Restaurants are operated.

6.          Exclusivity. Seller represents to Buyer that no agreement has been reached and remains effective with any party and will not, through [date], negotiate with any other party for the sale to such party of the Purchased Assets or any stock or other equity interest in Seller.

7.          Due Diligence. The Seller will permit Buyer to conduct its due diligence investigation of the Restaurants and Development Rights typical of a transaction of this kind for a period of 30 days from the date of execution of this LOI (the “Due Diligence Period”). Seller will cooperate with the Buyer in making all of its records, financial information, leases, and personnel information available to the Buyer for due diligence purposes. All inquiries by Buyer with Seller’s clients, lenders, vendors, key employees, and others will be done in a confidential and in a discreet manner in accordance with the Seller’s desires and consultation.

C-2

[8.         Earnest Money Deposit. Buyer is tendering to Seller upon execution of this LOI an earnest-money deposit of $          , which shall be refunded in the event Buyer declines to proceed with the Transaction following the Due Diligence Period. When Buyer has completed its due diligence, if Buyer elects to proceed with the Transaction, Buyer shall execute and deliver to Seller the definitive Purchase Agreement together with an additional earnest-money deposit of $           . Following the expiration of the Due Diligence Period, the aggregate $              deposit shall be refunded to Buyer only in the event the Transaction does not close due to Seller’s failure to satisfy any applicable conditions to Closing as provided in the Purchase Agreement.]

9.          Closing and Closing Date. The Transaction will be conducted by courier exchange of documents or in such other manner as Buyer and Seller mutually agree. The Closing will occur within 30 days from the date of execution of the Purchase Agreement, assuming all of the appropriate conditions to the Purchase Agreement have been fulfilled or waived (the “Closing Date”).

10.         Closing Conditions. In addition to normal representations and warranties as negotiated between the Buyer and Seller regarding the status of the Restaurants, title to assets, etc. and documentation transferring title to Buyer, legal opinions, estoppels, the following matters shall be prerequisites to the consummation of the Transaction:

a.           The Restaurants must be fully operational at Closing;

b.           Representations and warranties of the Seller and Buyer being true and correct;

c.           The assignment of the third party leases for each Restaurant, upon such terms and conditions, including landlord consents, non-disturbance and attornment agreements and other acceptable terms as required by the Lender;

d.           Buyer will have the opportunity to hire the key personnel involved in the day- to-day operation of the Restaurants owned by the Seller;

e.           The receipt of timely profit and loss statements relating to the operation of the Restaurants year to date for the current fiscal year;

f.            No material adverse change in the Restaurants or Development Rights;

g.           Buyer will assume the Papa John’s Franchise Agreement (the “Franchise Agreement”) for each of the Restaurants or will execute a new standard Papa John’s franchise agreement for each of the Restaurants; and

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h.           Buyer and Seller will comply with all conditions to transfer set forth in the Papa John’s Franchise Agreements for the Restaurants and in the Authorization to Transfer issued by Franchisor to evidence its consent to the transfer of the Restaurants to Buyer.

11.         Access to Information. During the period from the execution of the Purchase Agreement to the Closing, Seller will provide to Buyer’s representatives reasonable access to the Restaurant sites with the proper notice and reasonable consent of the Seller, contracts, books and records relating to their operations, leases, financing, vendors and payables, and any other reasonable material.

12.         Normal Conduct. From the date of execution of this LOI, Seller will operate each Restaurant and maintain the Purchased Assets in the usual and normal course of business; ensure that no material adverse change in the condition of the Purchased Assets occurs; not dispose of any material Purchased Assets; and keep all trade payables current.

13.         Expenses, Brokerage Fees and Other Payments. Each party shall bear its own expenses in connection with this Transaction, except as otherwise agreed to in the Purchase Agreement.

14.         Good Faith. Each of the parties hereto agree to proceed in good faith to negotiate and, if agreed to, execute and deliver the Purchase Agreement and consummate the transactions contemplated herein.

15.         Cooperation. Each of the parties agrees to cooperate in obtaining all necessary approvals to the transaction contemplated herein.

16.         Intention of the Parties. This LOI does not purport to include all of the essential terms and conditions of the contemplated transaction and the parties shall not be obligated to complete this transaction unless a definitive Purchase Agreement is executed.

17.         Confidentiality. Neither party will make any public disclosure regarding the existence of this LOI for this Transaction. The parties hereto will each maintain the confidentiality of all the information received from other parties and use such information only for the purpose contemplated by this letter and for no other purpose. If the Transaction is not consummated for any reason, the parties will promptly return to each other all documents and other written information received from the other party and will not retain any copies or summaries thereof. This Paragraph shall survive the termination of this LOI.

18.         Representations and Warranties by Buyer and Seller. The definitive acquisition agreement shall contain representations and warranties by the Buyer and Seller typical in transactions of this type, some of which shall survive the date of closing.

19.         Expiration Date for Acceptance of LOI. The offer described in this LOI is open for acceptance by the Seller until the expiration date of [date].

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20.         Special Provisions.

a.           Right of first refusal. Buyer acknowledges that under the Franchise Agreement, Franchisor has a right of first refusal to acquire the Restaurants on substantially the same terms and conditions as set forth herein. If Franchisor exercises its right of first refusal, Seller shall have no obligation to sell or transfer the Restaurants or the Purchased Assets to Buyer and Seller, Franchisor and any assignee of Franchisor shall have no obligation or liability to Buyer in connection therewith.

[b.          other specific terms or provisions.

c.           other specific terms or provisions]

If the terms and conditions of this LOI are acceptable, please initial each page and execute this LOI and return a signed copy of this letter to                 .

Sincerely,

By:

Title:

(“Seller”)

Accepted and agreed:

[BUYER]

By:

Title:

Date:

copy:

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